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Exhibit 10.11

MASTER LEASE AGREEMENT

        THIS MASTER LEASE AGREEMENT (this "Lease") is made as of December 23, 2003 (the "Effective Date"), by and between SPIRIT FINANCE CORPORATION, a Maryland corporation ("Lessor"), whose address is 8910 East Raintree Drive, Suite 100, Scottsdale, Arizona 85260, and FLYING J INC., a Utah corporation ("Lessee"), whose address is 1104 Country Hills Drive, Ogden, Utah 84403.

W I T N E S S E T H:

        THAT, in consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:

        1.     Certain Defined Terms. The following terms shall have the following meanings for all purposes of this Lease:

        "Action" has the meaning set forth in Section 23.A(iv).

        "ADA" has the meaning set forth in Section 15.C.

        "Additional Rental" has the meaning set forth in Section 4.C.

        "Adjustment Date" means the first anniversary of the last day of the last calendar month of the first year of the Initial Term, and every annual anniversary thereafter during the Initial Term (excluding any Extension Term).

        "Affected Party" means each direct or indirect participant or investor in a proposed or completed Securitization, including, without limitation, any prospective owner, any rating agency or any party to any agreement executed in connection with the Securitization.

        "Affiliate" means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, "controls", "under common control with", and "controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

        "Applicable Regulations" has the meaning set forth in Section 15.A(i).

        "Assignee" has the meaning set forth in Section 26.B.

        "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

        "Base Annual Rental" means $3,562,500.

        "Base Month" has the meaning set forth in Section 4.B.

        "Base Monthly Rental" means an amount equal to 1/12 of the applicable Base Annual Rental.

        "BSA" means the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), as amended.

        "Business Day" means a day on which banks located in Scottsdale, Arizona and/or Ogden, Utah are not required or authorized to remain closed.

        "Casualty" means any loss of or damage to any property included within or related to any Property or arising from an adjoining Property caused by fire, flood or other casualty, but expressly excluding any loss or damage caused by ordinary wear and tear.

        "Casualty/Condemnation Substitution" has the meaning set forth in Section 55.A.

        "CFCCR" has the meaning set forth in Section 54.A.

        "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

        "Condemnation" means a Taking and/or a Requisition.

        "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, reasonable attorneys' fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require. Such Costs shall not include salaries, wages, employee compensation nor any other employee benefits.

        "Court Order" means any order issued by a court of competent jurisdiction under or pursuant to any Environmental Laws or other applicable laws, including the common law.

        "Default Rate" means 12% per annum or the highest rate permitted by law, whichever is less.

        "Discretionary Substitution" has the meaning set forth in Section 55.A.

        "Early Purchase Termination Date" has the meaning set forth in Section 53.B.

        "Early Substitution Termination Date" has the meaning set forth In Section 55.A(iv)(2).

        "Early Termination Date" has the meaning set forth in Section 20.D(ii)(1).

        "Effective Date" has the meaning set forth in the introductory paragraph of this Lease.

        "Environmental Insurer" means American International Specialty Lines Insurance Company, or such other environmental insurance company selected by Lessor in its sole discretion.

        "Environmental Laws" means all applicable present and future federal, state and local laws, statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities and common law, relating to Hazardous Materials, Regulated Substances or USTs and/or the protection of human health or the environment by reason of a Release or a Threatened Release of Hazardous Materials, Regulated Substances or USTs or relating to liability for or Costs of Remediation or prevention of Releases. "Environmental Laws" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any applicable state or local statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to USTs); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. "Environmental Laws" also includes, but is not limited to, all applicable present and future federal, state and local laws, statutes, ordinances, rules, regulations, orders, injunctions and decrees of Governmental Authorities and common law requiring notification or disclosure of Releases relating to Hazardous Materials, Regulated Substances or USTs in connection with permits or other authorizations required by Governmental Authorities; or relating to the handling and disposal of Hazardous Materials.

        "Environmental Liens" has the meaning set forth in Section 15.D(ix).

        "Environmental Policy" means that certain environmental insurance policy issued by Environmental Insurer to Lessor with respect to the Properties, which Environmental Policy shall be in form and substance satisfactory to Lessor in its sole discretion.

        "Equipment Personalty" has the meaning set forth in Section 29.

        "Event of Default" has the meaning set forth in Section 23.A.

        "Exchange Act" has the meaning set forth in Section 40.B(iv).

        "Expiration Date" has the meaning set forth in Section 3.

        "Extension Option" has the meaning set forth in Section 3.

        "Extension Term" has the meaning set forth in Section 3.

        "FCCR" has the meaning set forth in Section 54.B.

        "FCCR Notice" has the meaning set forth in Section 23.A(x).

        "Flying J Facility" means a Flying J Travel Plaza Facility and, to the extent applicable, a J Care facility.

        "Force Majeure Event" has the meaning set forth in Section 32.

        "GAAP" means generally accepted accounting principles consistently applied from period to period.

        "Governmental Authority" means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local laws, statutes, ordinances, rules or regulations, including common law, or issue Court Orders.

        "Hazardous Materials" means (a) any toxic substance or hazardous waste, hazardous substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contains dielectric fluid containing levels of polychlorinated biphenyls in excess of applicable standards established by any Governmental Authorities, or any petroleum product; (c) any substance, gas, material or chemical which is or may be defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," hazardous wastes," "regulated substances" or words of similar import under any Environmental Laws; and (d) any other chemical, material, gas or substance the exposure to or release of which is or may be prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over the Properties or the operations or activity at the Properties, or any chemical, material, gas or substance that does or may pose an unlawful hazard to the health and/or safety of the occupants of the Properties or the owners and/or occupants of property adjacent to or surrounding the Properties.

        "Indemnified Parties" means Lessor, Environmental Insurer and their directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor or Environmental Insurer, as applicable.

        "Initial Term" has the meaning set forth in Section 3.

        "Insolvency Event" means (a) Lessee's (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against Lessee (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against Lessee, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) Lessee taking any corporate action to authorize any of the actions set forth above in this definition.

        "Law(s)" means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

        "Lease Term" shall have the meaning described in Section 3.

        "Legal Requirements" means the requirements of all present and future Laws (including without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Lessee or to any of the Properties, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Properties, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Properties.

        "Lessee Entities" means, collectively, Lessee and all Affiliates of Lessee.

        "Lessor Entities" means, collectively, Lessor and all Affiliates of Lessor.

        "Lessor's Total Investment" means, with respect to any Property, the sum of (a) the gross purchase price paid for such Property by Lessor (or Lessor's predecessor-in-interest) (including, without limitation, any mortgage debt incurred or assumed in connection therewith), plus (b) the closing costs and expenses incurred by Lessor (or Lessor's predecessor-in-interest) with respect to the purchase of such Property, plus (c) the Allocated Shortfalls for such Property. As used herein, (i) the term "Allocated Shortfall" means, with respect to any Property, any increase after the Effective Date in the amount of Lessor's debt to any lender relating to such Property as a result of any re-allocation by such lender of any Shortfall, and (ii) the term "Shortfall" means, with respect to any Property purchased pursuant to Section 53, the positive difference, if any, between (A) the amount necessary to satisfy in full Lessor's debt to any lender relating to such Property, and (B) the Subject Purchase Price for such Property less customary closing costs and taxes incurred by Lessor relating to the sale of such Property.

        "Losses" means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys' fees and other Costs of defense).

        "Material Adverse Effect" means a material adverse effect on (i) the Properties, including, without limitation, the operation of any Property as a Flying J Facility and/or the value of the Properties, (ii) Lessee's ability to perform its obligations under this Lease, or (iii) Lessor's interests in this Lease or the other Transaction Documents.

        "Monetary Obligations" means all Rental and all other sums payable or reimbursable by Lessee under this Lease to Lessor, to any third party on behalf of Lessor, or to any Indemnified Party.

        "Net Award" means (a) the entire award payable with respect to any Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under Section 11 payable with respect to any Property, as the case may be, and in either case, less any Costs incurred by Lessor in collecting such award or proceeds.

        "Notices" has the meaning set forth in Section 27.

        "OFAC List" means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

        "Partial Casualty" has the meaning set forth in Section 20.C(i).

        "Partial Condemnation" has the meaning set forth in Section 20.C(i).

        "Percentage Change" has the meaning set forth in Section 4.B.

        "Permitted Amounts" shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the states in which the Properties are located.

        "Person" means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

        "Personalty" has the meaning set forth in Section 29.

        "Properties" means, collectively, the parcels of real estate legally described in Exhibit A attached hereto, all rights, privileges, and appurtenances associated therewith, all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate).

        "Purchase and Sale Agreement" means that certain Purchase and Sale Agreement dated as of the date hereof between Lessor and Seller with respect to the Properties.

        "Questionnaire" means, if requested by Lessor or Environmental Insurer, that certain environmental questionnaire completed by Lessee with respect to the Properties and submitted to Lessor and Environmental Insurer in connection with the issuance of the Environmental Policy.

        "Regulated Substances" means "petroleum" and "petroleum-based substances" or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

        "REIT" means a real estate investment trust as defined under Section 856 of the Code.

        "Rejectable Purchase Closing Date" has the meaning set forth in Section 53.C(ii).

        "Rejectable Purchase Offer" has the meaning set forth in Section 53.A.

        "Rejectable Offer" has the meaning set forth in Section 20.D(ii)(3).

        "Rejectable Substitution Offer" has the meaning set forth in Section 55.A.

        "Release" means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs.

        "Remediation" means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

        "Rental" means, collectively, the Base Annual Rental and the Additional Rental.

        "Requisition" means any temporary requisition or confiscation of the use or occupancy of any of the Properties by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

        "Securities" has the meaning set forth in Section 56.A.

        "Securities Act" has the meaning set forth in Section 40.B(iv).

        "Securitization" has the meaning set forth in Section 56.A.

        "Seller" means the Seller of the Properties, as identified in the Purchase and Sale Agreement.

        "Stipulated Loss Value" has the meaning set forth in Section 20.D(ii)(3).

        "Subject Property" has the meaning set forth in Section 23.A(x).

        "Subject Purchase Price" has the meaning set forth in Section 53.A.

        "Substitute Documents" has the meaning set forth in Section 55.B(viii).

        "Substitute Property" means one or more parcels of real property substituted for a Property in accordance with the requirements of Section 55, together with all rights, privileges and appurtenances associated therewith, and all buildings, fixtures and other improvements located thereon. For purposes of clarity, where two or more parcels of real property comprise a Substitute Property, such parcels or interests shall be aggregated and deemed to constitute the Substitute Property for all purposes of this Agreement.

        "Substitute Property Permitted Exceptions" has the meaning set forth in Section 55.B(i)(5).

        "Successor Lessor" has the meaning set forth in Section 24.

        "Tank Personalty" has the meaning set forth in Section 29.

        "Taking" means (a) any taking or damaging of all or a portion of any of the Properties (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Properties.

        "Temporary Condemnation" has the meaning set forth in Section 20.B.

        "Termination Notice" has the meaning set forth in Section 20.D(ii).

        "Terrorism Laws" means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the Cuban Assets Control Regulations (Title 31 Part 515 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and any other requirements of any Governmental Authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

        "Third Party Offer" has the meaning set forth in Section 53.A.

        "Threatened Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any Property which may result from such Release.

        "Total Casualty" has the meaning set forth in Section 20.D.

        "Total Condemnation" has the meaning set forth in Section 20.D.

        "Transaction Documents" means this Lease, the Purchase and Sale Agreement and all documents related thereto.

        "UST Regulations" means 40 C.F.R. § 298 Subpart H—Financial Responsibility, or any equivalent state law, with respect to petroleum underground storage tanks (as such term is defined under 40 C.F.R. § 290.12 or any equivalent state law).

        "USTs" means any one or combination of tanks and associated piping systems used in connection with the storage, dispensing and general use of Regulated Substances.

        2.     Demise of Properties. In consideration of the Rentals and other Monetary Obligations to be paid by Lessee and of the other terms, covenants and conditions on Lessee's part to be kept and performed, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Properties.

        3.     Lease Term. The initial term of this Lease ("Initial Term") shall commence as of the Effective Date and shall expire at midnight on December 22, 2018 ("Expiration Date"), unless terminated sooner as provided in this Lease and as may be extended as provided in herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to herein as the "Lease Term." Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any option is exercised, and provided that all other agreements necessary to the continued operation of Lessee's business at each of the Properties are extended for a period of not less than the applicable extension periods, Lessee shall have the right and option (each, an "Extension Option") to extend the Initial Term for all and not less than all of the Properties for two (2) additional successive periods of ten (10) years each and one final successive period of two (2) years (each, an "Extension Term"), pursuant to the terms and conditions of this Lease then in effect. Lessee may only exercise the Extension Options by giving written notice thereof to Lessor of its election to do so first, no later than one hundred twenty (120) days prior to the Expiration Date and one hundred twenty (120) days prior to the immediately preceding Extension Term, as the case may be. If written notice of the exercise of any Extension Option is not received by Lessor by the applicable dates described above, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect. Upon the request of Lessor or Lessee, the parties hereto will, at the expense of Lessee, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.

        4.     Rental and Other Monetary Obligations.

          A.    Base Monthly Rental. During the Initial Term, on or before the first day of each calendar month, Lessee shall pay in advance the Base Monthly Rental; provided, however, if the Effective Date is a date other than the first day of the month, Lessee shall pay to Lessor (or any other party designated by Lessor) on the Effective Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rentals are being paid, and the denominator of which is the total number of days in such month. During the Extension Terms, if any, Lessee shall pay the Rentals (including the Base Monthly Rental) in the manner set forth in this Section 4. Unless otherwise specifically stated to the contrary herein, Lessee shall perform all its obligations under this Lease at its sole cost and expense and shall pay all Rental and any other Monetary Obligation due hereunder when due and payable, without notice or demand.

          B.    Adjustments. On the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the product of the then current Base Annual Rental and one percent (1%); provided, however, that there shall be no such adjustments during any Extension Term.

          C.    Additional Rental. Lessee shall pay and discharge, as additional rental ("Additional Rental"), all sums of money required to be paid by Lessee under this Lease which are not specifically referred to as Rental. Lessee shall pay and discharge (i) any Additional Rental when the same shall become due, provided that amounts which are billed to Lessor or any third party, but not to Lessee, shall be paid within thirty (30) days after Lessor's demand for payment thereof or, if later, when the same are due, and (ii) any other Additional Rental, within thirty (30) days after Lessor's demand for payment thereof. In no event shall Lessee be required to pay to Lessor any item of Additional Rental that Lessee is obligated to pay and has paid to any third party pursuant to any provision of this Lease. Lessor shall have the same remedies for nonpayment of Additional Rental as those provided herein for the nonpayment of Base Annual Rental.

        5.     Representations and Warranties of Lessor. The representations and warranties of Lessor contained in this Section are being made to induce Lessee to enter into this Lease and Lessee has relied and will continue to rely upon such representations and warranties. Lessor represents and warrants to Lessee as follows:

          A.    Organization, Authority and Status of Lessor. Lessor has been duly organized and is validly existing and in good standing under the laws of the State of Maryland. All necessary corporate action has been taken to authorize the execution, delivery and performance by Lessor of this Lease and of the other documents, instruments and agreements provided for herein. The person who has executed this Lease on behalf of Lessor is duly authorized to do so.

          B.    Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms.

          C.    Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving Lessor before any arbitrator or Governmental Authority which might reasonably result in any material adverse change in the contemplated business, condition, worth or operations of Lessor.

          D.    Absence of Breaches or Defaults. Lessor is not in default under any document, instrument or agreement to which Lessor is a party or by which Lessor or any of Lessor's property is subject or bound. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessor is a party or by which Lessor or any of Lessor's property is subject or bound.

        6.     Representations and Warranties of Lessee. The representations and warranties of Lessee contained in this Section are being made to induce Lessor to enter into this Lease and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor as follows:

          A.    Organization, Authority and Status of Lessee. (i) Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation to do business in any jurisdiction where such qualification is required. All necessary corporate action has been taken to authorize the execution, delivery and performance by Lessee of this Lease and of the other documents, instruments and agreements provided for herein. Lessee is not a "foreign limited liability company", "foreign corporation", "foreign partnership", "foreign trust" or "foreign estate", as those terms are defined in the Code and the regulations promulgated thereunder. Lessee's United States tax identification number is correctly set forth on the signature page of this Lease.

            (ii)   The person who has executed this Lease on behalf of Lessee is duly authorized to do so.

            (iii)  The address of Lessee stated in Section 27 is the principal place of business and principal executive office of Lessee, and Lessee will provide Lessor with prior written notice of any change of location of its principal place of business or principal executive office within ten (10) days thereof.

          B.    Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.

          C.    Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving Lessee or the Properties before any arbitrator or Governmental Authority which might reasonably result in any material adverse change in the contemplated business, condition, worth or operations of Lessee or the Properties.

          D.    Absence of Breaches or Defaults. Lessee is not in default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Properties or any of Lessee's property is subject or bound. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Properties or any of Lessee's property is subject or bound.

          E.    Licenses and Permits. Lessee has obtained all required licenses and permits, both governmental and private, to use and operate the Properties in the intended manner.

          F.     Financial Condition; Information Provided to Lessor. The financial statements, all financial data and all other documents and information heretofore delivered to Lessor by or with respect to Lessee and/or the Properties in connection with this Lease and/or relating to Lessee and/or the Properties are true, correct and complete in all material respects, and there have been no amendments to such financial statements, financial data and other documents and information since the date such financial statements, financial data, documents and other information were prepared or delivered to Lessor, and no material adverse change has occurred to any such financial statements, financial data, documents and other information not disclosed in writing to Lessor.

          G.    Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Lessee, and to the best of Lessee's knowledge, (i) each of the Lessee Entities, (ii) the manager of each of the Properties, and (iii) each tenant of the Properties: (A) is not currently identified on the OFAC List, and (B) is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States. The Lessee has implemented procedures, and will consistently apply those procedures throughout the Lease Term, to ensure the foregoing representations and warranties remain true and correct during the Lease Term.

          H.    Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessee, or to the best of Lessee's knowledge, its shareholders or Affiliates. Lessee does not have unreasonably small capital to conduct its business.

          I.     Ownership. Neither Lessee nor any Affiliate of Lessee that actually or constructively owns ten percent (10%) or more of the outstanding capital stock of Lessor owns, directly or indirectly, (i) ten percent (10%) or more of the total combined voting power of all classes of voting capital stock of Lessee, or (ii) ten percent (10%) or more of the total value of all classes of capital stock of Lessee.

        7.     Nonconsolidation Covenants. Lessee covenants to Lessor for so long as this Lease is in effect that:

          A.    Lessee shall issue, or cause to be issued, a letter, along with the annual financial statements of Lessee, including consolidated financial statements, if any, stating that each Lessee Affiliate is a separate entity with its own separate creditors.

          B.    Lessee shall not and shall use its best efforts to cause the Lessee Affiliates not to hold any Lessee Affiliate out to the public or to any individual creditors as being a unified entity with assets and liabilities in common with Lessee except that a Lessee Affiliate may be included in Lessee's or another Lessee Affiliate's reports under the Exchange Act, and its and their consolidated financial statements, as appropriate. Use by Lessee of any Lessee Entities' intellectual property, and Lessee's ownership and/or operation of a Flying J Facility shall not be deemed to constitute a breach of Lessee's obligations under this Section B.

          C.    Lessee shall conduct its business so as not to mislead others as to the separate identity of any Lessee Affiliate, and particularly will avoid the appearance of conducting business on behalf of any Lessee Affiliate. Without limiting the generality of the foregoing, no oral and written communications of Lessee, including, without limitation, letters, invoices, purchase orders, contracts, statements and loan applications, will be made in the name of any Lessee Affiliate which to the extent that to do otherwise would materially bear upon the maintenance of any Lessee Affiliate separate corporate identity. Use by Lessee of any Lessee Entities' intellectual property, and Lessee's ownership and/or operation of a Flying J Facility shall not be deemed to constitute a breach of Lessee's obligation under this Section C.

          D.    Lessee will not act in the company name of any Lessee Affiliate, excluding actions taken as a manager, member or other principal acting in such capacity on behalf of such Lessee Affiliate.

          E.    Where necessary and appropriate, Lessee shall disclose the independent business status of any Lessee Affiliate to creditors of Lessee, if any.

          F.     The resolutions, agreements and other instruments of Lessee, if any, underlying the transactions described in this Lease will be maintained by Lessee.

          G.    All transactions between Lessee and any Lessee Affiliate will be no less fair to each party than they could obtain on an arm's-length basis.

          H.    The books, records and accounts of Lessee shall at all times be maintained in a manner permitting the assets and liabilities of every Lessee Affiliate to be easily separated and readily ascertained from those of Lessee.

          I.     Lessee will not file or cause to be filed a voluntary or involuntary petition in bankruptcy on behalf of, or against any Lessee Affiliate, nor seek substantive consolidation of the assets and liabilities of any Lessee Affiliate and Lessee in any bankruptcy or insolvency proceeding during the Lease Term and for a period of ninety one (91) days after the Lease Term excluding any actions, filings or consolidations taken as a manager, member or other principal acting in such capacity on behalf of such Lessee Affiliate.

          J.     Lessee shall not amend, alter, change or repeal its Articles of Incorporation or any provision therein, nor change the law pursuant to which it will be governed without the consent of Lessor if such amendment, alteration, change or repeal would or could contravene any of the other covenants set forth in this Section 7 or have a Material Adverse Effect.

          K.    Notwithstanding any provision contained herein, upon request, Lessee will provide to Lessor, at Lessee's cost, any and all financial information and/or financial statements (and in the form or forms) (i) requested by Lessor in connection with Lessor's filings with or disclosures to any Governmental Authority, including without limitation, the financial statements required in connection with the SEC registration statements of Lessor, or any Affiliate of Lessor, as described in Staff Accounting Bulletins 71 and 71A, or (ii) as reasonably requested by Lessor from time to time.

        8.     Rentals To Be Net To Lessor. The Base Annual Rental payable hereunder shall be net to Lessor, so that this Lease shall yield to Lessor the Rentals specified during the Lease Term, and all Costs and obligations of every kind and nature whatsoever relating to the Properties shall be performed and paid by Lessee; provided, however, that Lessee shall not be liable for taxes imposed on Lessor's income.

        9.     Taxes and Assessments. Lessee shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, all taxes and assessments of every type or nature assessed against or imposed upon the Properties or Lessee during the Lease Term which affect in any manner the net return realized by Lessor under this Lease (except taxes imposed on Lessor's income), including without limitation, the following:

          A.    All taxes or assessments upon the Properties or any part thereof and upon any personal property, trade fixtures and improvements located on the Properties, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments;

          B.    All taxes, charges, license fees and or similar fees imposed by reason of the use of the Properties by Lessee; and

          C.    All excise, transaction, privilege, license, sales, use and other taxes upon the Rental or other Monetary Obligations hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease; provided, however, that Lessee shall not be liable for taxes imposed on Lessor's income.

          Within thirty (30) days after each tax and assessment payment is required by this Section to be paid, Lessee shall, upon prior written request of Lessor, provide Lessor with evidence reasonably satisfactory to Lessor that such payment was made in a timely fashion. Lessee may, at its own expense, contest or cause to be contested (in the case of any item involving more than $10,000.00, after prior written notice to Lessor), by appropriate legal proceedings conducted in good faith and with due diligence, any item specified in the foregoing subsections A through C or lien with respect thereto, including, without limitation, the amount or validity or application, in whole or in part, of any such item, provided that (i) neither the Properties nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings, (ii) no Event of Default has occurred, and (iii) Lessee shall promptly provide Lessor with copies of all notices received or delivered by Lessee and filings made by Lessee in connection with such proceeding.

        10.   Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Properties during the Lease Term. Under no circumstances shall Lessor be responsible for any interruption of any utility service.

        11.   Insurance. Throughout the Lease Term, Lessee shall maintain, with respect to the Properties, at its sole expense, the following types and amounts of insurance (which may be included under a blanket insurance policy if all the other terms hereof are satisfied), in addition to such other insurance as Lessor may reasonably require from time to time:

          A.    Insurance against loss, damage or destruction by fire and other casualty, including theft, vandalism and malicious mischief, flood (if the Properties are in locations designated by the Federal Emergency Management Administration as a Special Flood Hazard Area), earthquake (if the Properties are in areas subject to destructive earthquakes within recorded history), boiler explosion (if there is any boiler upon the Properties), plate glass breakage, sprinkler damage (if the Properties have sprinkler systems), all matters covered by a special coverage endorsement commonly known as an "all-risk" endorsement and such other risks as Lessor may reasonably require, insuring the Properties for not less than 100% of their full insurable replacement cost.

          B.    Comprehensive general liability and property damage insurance, including a products liability clause, covering Lessor and Lessee against bodily injury liability, property damage liability and automobile bodily injury and property damage liability, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of the Properties or adjoining ways, streets or sidewalks and, if applicable, insurance covering Lessor and Lessee against liability arising from the sale of liquor, beer or wine on the Properties. Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Lessee's obligations under Section 18 hereof to the extent insurable, and a "severability of interest" clause or endorsement which precludes the insurer from denying the claim of Lessee or Lessor because of the negligence or other acts of the other, shall be in amounts of not less than $1,000,000.00 per injury and occurrence with respect to any insured liability, whether for personal injury or property damage, or such higher limits as Lessor may reasonably require from time to time, and shall be of form and substance satisfactory to Lessor.

          C.    State Worker's Compensation insurance in the statutorily mandated limits.

          D.    Business income insurance or rental interruption insurance, as requested by Lessor, equal to 100% of the Base Annual Rental for a period of not less than six months.

          All insurance policies shall:

            (i)    Provide for a waiver of subrogation by the insurer as to claims against Lessor, its employees and agents and provide that such insurance cannot be unreasonably cancelled, invalidated or suspended on account of the conduct of Lessee, its officers, directors, employees or agents;

            (ii)   Provide that any "no other insurance" clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and that the insurance policy shall not be brought into contribution with insurance maintained by Lessor;

            (iii)  Contain a standard without contribution mortgage clause endorsement in favor of any lender designated by Lessor;

            (iv)  Provide that the policy of insurance shall not be terminated, cancelled or substantially modified without at least thirty (30) days' prior written notice to Lessor and to any lender covered by any standard mortgage clause endorsement;

            (v)   Provide that the insurer shall not have the option to restore the Properties if Lessor elects to terminate this Lease in accordance with the terms hereof;

            (vi)  Be issued by insurance companies licensed to do business in the states where the Properties are located and which are rated A:VI or better by Best's Insurance Guide or are otherwise approved by Lessor; and

            (vii) Provide that the insurer shall not deny a claim because of the negligence of Lessee, anyone acting for Lessee or any subtenant or other occupant of the Properties.

          It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Lessee for its acts or omissions as provided in this Lease. All insurance policies (with the exception of worker's compensation insurance to the extent not available under statutory law) shall designate Lessor, and its respective successors and assigns, and any mortgagee of Lessor as additional insureds as their interests may appear and shall be payable as set forth in Section 20 hereof. All such policies shall be written as primary policies, with deductibles not to exceed $1,000,000.00. Any other policies, including any policy now or hereafter carried by Lessor at Lessor's sole cost and expense, shall serve as excess coverage. Lessee shall procure policies for all insurance for periods of not less than one year and shall provide to Lessor and any lender of Lessor certificates of insurance or, upon Lessor's request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times.

        12.   Tax and Insurance Impound. Upon the occurrence of an Event of Default, Lessor may require Lessee to pay to Lessor sums which will provide an impound account (which shall not be deemed a trust fund) for paying up to the next one year of taxes, assessments and/or insurance premiums. Upon such requirement, Lessor will estimate the amounts needed for such purposes and will notify Lessee to pay the same to Lessor in equal monthly installments, as nearly as practicable, in addition to all other Monetary Obligations due under this Lease for the same twelve (12) month period following an Event of Default. Should additional funds be required at any time, Lessee shall pay the same to Lessor on demand. Lessee shall advise Lessor of all taxes and insurance bills which are due and shall cooperate fully with Lessor in assuring that the same are paid. Lessor may deposit all impounded funds in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Lessor. Interest or other gains from such funds, if any, shall be the sole property of Lessor. In the event of any default by Lessee, Lessor may apply all impounded funds against any sums due from Lessee to Lessor. Lessor shall give to Lessee an annual accounting showing all credits and debits to and from such impounded funds received from Lessee.

        13.   Payment of Rental and Other Monetary Obligations. All Rental and other Monetary Obligations which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due without any setoff, abatement, deferment, deduction or counterclaim whatsoever. Upon execution of this Lease, Lessee shall establish arrangements whereby payments of the Base Monthly Rental, any Additional Rental, impound payments (if any), sales tax on real property tax (if any), and any other Monetary Obligations are transferred by Automated Clearing House Debit initiated by Lessor from an account established by Lessee at a U.S. Bank or other financial institution to such account as Lessor may designate. Any delinquent payment (that is, any payment not made within five (5) calendar days after the date when due) shall, in addition to any other remedy of Lessor, incur a late charge of two percent (2%) (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.

        14.   Use. During the Lease Term, the Properties shall be used solely for the operation of a Flying J Facility, and related purposes such as ingress, egress and parking. Except as set forth below and except during periods when any Property is untenantable by reason of a Force Majeure Event (provided, however, during all such periods while such Property is untenantable, Lessee shall strictly comply with the terms and conditions of Section 20 of this Lease), Lessee shall at all times during the Lease Term occupy the Properties and shall diligently operate its business on the Properties. Lessee may cease diligent operation of business at a Property for a period not to exceed one hundred eighty (180) days (or such longer period as may be reasonably necessary as a result of the occurrence of a Force Majeure Event) and may do so only once (or more often as a result of the occurrence of a Force Majeure Event) within any five-year period during the Lease Term. If Lessee does discontinue operation as permitted by this Section, Lessee shall (A) give written notice to Lessor within ten (10) days after Lessee elects to cease operation, (B) provide adequate protection and maintenance of such Property during any period of vacancy and (C) pay all Costs necessary to restore such Property to its condition on the day operation of the business ceased at such time as such Property is reopened for Lessee's business operations or other substituted use approved by Lessor. Notwithstanding anything herein to the contrary, Lessee shall pay the Base Monthly Rental on the first day of each month during any period in which Lessee discontinues operation, and all other Monetary Obligations due hereunder.

        Lessee shall not, by itself or through any assignment, sublease or other type of transfer, convert the Properties to an alternative use during the Lease Term without Lessor's consent, which consent shall not be unreasonably withheld.

        15.   Compliance with Laws, Restrictions, Covenants and Encumbrances.

          A.    Compliance. (i) Lessee's use and occupation of the Properties, and the condition thereof, shall, at Lessee's sole cost and expense, comply fully with (1) all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements and all applicable standards of the National Board of Fire Underwriters, and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to Lessee (collectively, "Applicable Regulations"), the failure with which to comply could have a Material Adverse Effect, and (2) all restrictions, covenants and encumbrances of record with respect to the Properties, the failure with which to comply could have a Material Adverse Effect.

            (ii)   Without in any way limiting the provisions of Section 15.A(i), Lessee shall comply with all Legal Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Upon the Lessor's written request from time to time during the Lease Term, Lessee shall certify in writing to Lessor that Lessee's representations, warranties and obligations under Section 6(H) and this Section 15.A(ii) remain true and correct and have not been breached. Lessee shall immediately notify Lessor in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Lessee has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Lessee shall comply with all Legal Requirements and directives of Governmental Authorities and, at Lessor's request, provide to Lessor copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Lessee shall also reimburse Lessor for all Costs incurred by Lessor in evaluating the effect of such an event on the Properties, this Lease, in obtaining any necessary license from Governmental Authorities as may be necessary for Lessor to enforce its rights under the Transaction Documents, and in complying with all Legal Requirements applicable to Lessor as the result of the existence of such an event and for any penalties or fines imposed upon Lessor as a result thereof.

          B.    Acts Resulting in Increased Insurance Rates. Lessee will use its best efforts to prevent any act or condition to exist on or about the Properties which will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Lessee shall pay for such increase; provided, however, the provisions of this subsection shall not be interpreted to limit or restrict the operation and use of any Property as a Flying J Facility.

          C.    ADA. Without limiting the generality of the other provisions of this Section, Lessee agrees that it shall be responsible for complying in all respects with the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder (collectively, the "ADA"), as it affects the Properties. Lessee agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Lessee's failure to comply with its obligations under this Section.

          D.    Representations and Warranties. Lessee represents and warrants to Lessor and Environmental Insurer, which representations and warranties shall survive the execution and delivery of this Lease, as follows:

            (i)    To the best of Lessee's knowledge, and except as otherwise set forth in any Questionnaire and/or Exhibit B attached hereto, the Properties and Lessee are not in violation of or subject to, any pending or, to Lessee's actual knowledge, threatened investigation or inquiry by any Governmental Authority or to any remedial obligations under any Environmental Laws that could have a Material Adverse Effect, and this representation and warranty would continue to be true and correct following disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Properties.

            (ii)   Lessee has not obtained and is not required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements and fixtures forming a part of the Properties or the Personalty by reason of any Environmental Laws, except such permits, licenses or authorizations required to operate a Flying J Facility in the ordinary course of business or the failure of which to obtain would not have a Material Adverse Effect.

            (iii)  To the best of Lessee's knowledge, no Hazardous Materials or Regulated Substances have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred, disposed of or otherwise Released in, on, under, from or about the Properties, except (1) in Permitted Amounts, (2) to the extent any such Hazardous Materials would not have a Material Adverse Effect, or (3) as set forth in any Questionnaire and/or Exhibit B attached hereto.

            (iv)  Except to the extent set forth in any Questionnaire and/or Exhibit B attached hereto, the Properties do not contain Hazardous Materials or Regulated Substances, except in Permitted Amounts, and all USTs located on or about the Properties are in full compliance with all Environmental Laws.

            (v)   Except to the extent set forth in any Questionnaire and/or Exhibit B attached hereto, Lessee has no actual knowledge of the threat of any Release migrating to the Properties from other property.

            (vi)  To the best of Lessee's knowledge, and except to the extent set forth in any Questionnaire and/or Exhibit B attached hereto, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Properties that could have a Material Adverse Effect.

            (vii) Except to the extent set forth in any Questionnaire and/or Exhibit B attached hereto, Lessee has not received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to (1) Hazardous Materials, Regulated Substances or USTs or Remediation thereof that could have a Material Adverse Effect, (2) of possible liability of any Person pursuant to any Environmental Law that could have a Material Adverse Effect, (3) other environmental conditions in connection with the Properties that could have a Material Adverse Effect, or (4) any actual or potential administrative or judicial proceedings in connection with any of the foregoing that could have a Material Adverse Effect.

            (viii)   Lessee has truthfully and fully provided to Lessor, in writing and/or verbally, any and all information relating to Releases of Hazardous Materials, Regulated Substances or USTs in, on, under or from the Properties, other than in Permitted Amounts, that is known to Lessee and that is contained in the files of Lessee, and which have or could have a Material Adverse Effect.

            (ix)  To the best of Lessee's knowledge, except to the extent set forth in any Questionnaire and/or Exhibit B attached hereto, (1) all uses and operations on or of the Properties, whether by Lessee or any other Person, have been in compliance with all Environmental Laws and environmental permits issued pursuant thereto, except such failures to comply that have not had a Material Adverse Effect; (2) there have been no Releases in, on, under or from the Properties, except in Permitted Amounts; (3) there are no Hazardous Materials or Regulated Substances in, on, or under the Properties, except in Permitted Amounts; (4) the Properties have been kept free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law (the "Environmental Liens"); and (5) Lessee has not allowed any other tenant or other user of the Properties to do any act that materially increased the dangers to human health or the environment, posed an unreasonable risk of harm to any Person (whether on or off the Properties), impaired the value of the Properties in any material respect, is contrary to any requirement set forth in the insurance policies maintained by Lessor, constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to the Properties.

            (x)   The information and disclosures in any Questionnaire are true, correct and complete in all material respects, and the person or persons executing any Questionnaire were duly authorized to do so.

          E.    Covenants. Subject to the conditions set forth in Section E(ii) below, (i) Lessee covenants to Lessor and Environmental Insurer during the Lease Term, subject to the limitations of subitem (ii) below, as follows:

              (1)   Except as to investigations or inquiries disclosed in any Questionnaire and/or Exhibit B attached hereto, if any, the Properties and Lessee shall not be (I) in violation of any Remediation required by any Governmental Authority or (II) subject to any Remediation obligations under any Environmental Laws that could have a Material Adverse Effect. Lessee shall not be in violation of any investigation or inquiry by any Governmental Authority that could have a Material Adverse Effect, whether or not such investigation or inquiry is disclosed in any Questionnaire.

              (2)   All uses and operations on or of the Properties, whether by Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto the failure with which to comply could have a Material Adverse Effect.

              (3)   Except to the extent set forth in any Questionnaire and/or Exhibit B attached hereto, there shall be no Releases in, on, under or from the Properties that could have a Material Adverse Effect, except in Permitted Amounts.

              (4)   Except to the extent set forth in any Questionnaire and/or Exhibit B attached hereto, there shall be no Hazardous Materials or Regulated Substances in, on or under the Properties that could have a Material Adverse Effect, except in Permitted Amounts.

              (5)   Lessee shall keep the Properties or cause the Properties to be kept free and clear of all Environmental Liens, whether due to any act or omission of Lessee or any other Person.

              (6)   Lessee shall not do or allow any other tenant or other user of the Properties to do any act that (I) materially increases the dangers to human health or the environment, (II) poses an unreasonable risk of harm to any Person (whether on or off the Properties), (III) has a Material Adverse Effect, (IV) is contrary to any material requirement set forth in the insurance policies maintained by Lessor, (V) constitutes a public or private nuisance or constitutes waste, or (VI) violates any covenant, condition, agreement or easement applicable to the Properties.

              (7)   Lessee shall comply or cause the compliance with all (I) applicable federal, state and local regulations and requirements of Governmental Authorities regarding USTs including, without limitation, any of such regulations or requirements of Governmental Authorities which impose (X) technical standards, including, without limitation, performance, leak prevention, leak detection, notification reporting and record keeping, or (Y) corrective action with respect to confirmed and suspected Releases, and (II) Court Orders imposing financial responsibility for the payment of Costs of corrective action and compensation to third parties for injury and damage resulting from Releases.

              (8)   Lessee has conducted tank tightness tests at each of the Properties which has USTs and has provided the results thereof to Lessor. At its sole cost and expense, Lessee shall have each of the Properties inspected as may be required by any Environmental Law for seepage, spillage and other environmental concerns. Lessee shall maintain and monitor the USTs in accordance with all Environmental Laws. Upon Lessor's written request, Lessee shall provide Lessor with a true, correct and complete copy of one annual (unless otherwise reasonably requested by Environmental Insurer) environmental testing report for each Property in connection with inspections performed on each of the Properties. All costs and expenses associated with the inspection and preparation of results, as well as those associated with any corrective action, shall be paid by Lessee. All inspections and tests performed on the Properties shall be in compliance with all Environmental Laws. Lessee agrees to satisfy the requirements for financial responsibility set forth in the UST Regulations during the term of this Lease. Lessee agrees to specifically designate Lessor (or at the direction of Lessor, any lender or mortgagee) as the beneficiary of such insurance, guarantee, bond, letter of credit or trust fund as is used to satisfy the obligations of the UST Regulations and to provide Lessor with proof of that designation. In the event Lessee changes its method of establishing financial responsibility under the UST Regulations, Lessee agrees to re-designate Lessor (or at the direction of Lessor, any lender) as beneficiary under the new mechanism used to establish compliance with the UST Regulations and to provide documentation of that fact to Lessor within ten (10) days of that re-designation.

            (ii)   Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Lessee to satisfy any one or more of the covenants set forth in subsection E(i)(1) through (8) above provided that Lessee shall be in compliance with, or diligently seeking compliance with, the requirements of any Governmental Authority with respect to the Remediation of any Release at the Properties; provided, however, Lessee shall not be required to comply with any requirement of any Governmental Authority which Lessee is contesting by appropriate legal proceeding in good faith and with due diligence on the condition that if such contest shall not automatically suspend the effect and operation of such Governmental Authority requirement and Lessee does not obtain a Court Order which stays or enjoins the effectiveness of such Governmental Authority requirement, such contest may not result in the imposition of an Environmental Lien against the Properties or a Court Order requiring the cessation of operation of the Flying J Facility at the Properties.

          F.     Notification Requirements. Except with regard to any matter of which notice is set forth in the Questionnaire and/or Exhibit B attached hereto, Lessee shall immediately notify Lessor in writing upon Lessee obtaining actual knowledge of:

            (i)    (1) any presence of Releases or Threatened Releases in, on, under or from the Properties other than in Permitted Amounts, or migrating towards the Properties; (2) any non-compliance with any Environmental Laws related in any way to the Properties which would result in a Material Adverse Effect; (3) any actual or potential Environmental Lien; (4) any required or proposed Remediation of environmental conditions relating to the Properties required by applicable Governmental Authorities; and (5) any written or oral notice or other communication which Lessee becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances, USTs or Remediation thereof at or on the Properties, other than in Permitted Amounts, possible liability of any Person relating to the Properties pursuant to any Environmental Law, other environmental conditions in connection with the Properties, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section; and Lessee shall, upon Lessor's written request, on every anniversary of this Lease, deliver to Lessor a certificate stating that Lessee is and has been in full compliance with all of the environmental representations, warranties and covenants in this Lease;

            (ii)   the presence on or under the Properties, or the escape, seepage, leakage, spillage, discharge, emission or release from any USTs on, above or under the Properties, of any Hazardous Materials or Regulated Substances, apparent or real, in excess of Permitted Amounts and any and all enforcement, clean-up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Properties; and

            (iii)  any investigation or inquiry initiated by any Governmental Authority relating to the Properties, the outcome of which could have a Material Adverse Effect.

          G.    Inspections. Lessee shall, at its sole cost and expense:

            (i)    perform any environmental site assessment or other investigation of environmental conditions in connection with the Properties as may be (1) required by any Governmental Authority, and (2) if an Event of Default shall have occurred, reasonably required by Lessor for the purpose of assessing Lessee's compliance with Environmental Laws, the failure with which to comply could have a Material Adverse Effect (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lessor and Environmental Insurer the written reports and other results thereof, and Lessor, Environmental Insurer and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof; provided, however, Lessee shall not be required to comply with any requirement of any Governmental Authority which Lessee is contesting by appropriate legal proceeding in good faith and with due diligence on the condition that if such contest shall not automatically suspend the effect and operation of such Governmental Authority requirement and Lessee does not obtain a Court Order which stays or enjoins the effectiveness of such Governmental Authority requirement, such contest may not result in the imposition of an Environmental Lien against the Properties or a Court Order requiring the cessation of operation of the Flying J Facility at the Properties; and

            (ii)   inspect, or have the Properties inspected as may be required by any Environmental Laws, but not less frequently than annually (unless otherwise reasonably requested by Environmental Insurer), for seepage, spillage and Releases of Hazardous Materials or Regulated Substances. Lessee shall maintain and monitor the USTs in accordance with all Environmental Laws. Lessor hereby requests that Lessee provide, and Lessee agrees to provide, Lessor with one (1) annual inspection report performed on each of the Properties pursuant to this subitem (ii) (unless otherwise reasonably requested by Environmental Insurer). All such inspections and tests performed on the Properties shall be in compliance with all Environmental Laws.

          H.    Remediation; Releases. (i) Lessee shall, at its sole cost and expense, and without limiting any other provision of this Lease, including, without limitation, subsection H(ii):

              (1)   reasonably effectuate any Remediation required by any Governmental Authority of any condition (including but not limited to a Release) in, on, under or from the Properties;

              (2)   comply with any Environmental Law;

              (3)   comply with any order, injunction or decree of any Governmental Authority; and

              (4)   take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment;

              provided, however, Lessor shall not be required to undertake any such action if Lessee is contesting by appropriate legal proceeding in good faith and with due diligence the authority of the Governmental Authorities contemplated by the preceding subitem (i) to require such Remediation, on the condition that if such contest shall not automatically suspend the effect and operation of any requirement of such Governmental Authority and Lessee does not obtain a court order which stays or enjoins the effectiveness of such Governmental Authority requirement, such contest may not result in the imposition of an Environmental Lien against any of the Properties or a court order requiring the cessation of operation of the Flying J Facility at the any of the Properties or otherwise result in a Material Adverse Effect.

            (ii)   If and to the extent of any Release, escape, seepage, leakage, spillage, discharge or emission from any USTs on, above or under the Properties of any Hazardous Materials or Regulated Substances in excess of Permitted Amounts and which could have a Material Adverse Effect, Lessee shall immediately undertake and diligently prosecute to completion the Remediation of such Release, escape, seepage, leakage, spillage, discharge or emission to the extent required by any Governmental Authority in accordance with the requirements of such Governmental Authority. Should Lessee fail to undertake such Remediation in accordance with the preceding sentence, Lessor, after written notice to Lessee and Lessee's failure to undertake such Remediation within sixty (60) days of the delivery of such notice, shall be permitted to complete such Remediation, and all reasonable Costs incurred in connection therewith will be paid by Lessee; provided, however, Lessor shall not undertake any such action if Lessee is contesting by appropriate legal proceeding in good faith and with due diligence the authority of the Governmental Authorities contemplated by the preceding subitem (i) to require such Remediation, on the condition that if such contest shall not automatically suspend the effect and operation of any requirement of such Governmental Authority and Lessee does not obtain a Court Order which stays or enjoins the effectiveness of such Governmental Authority requirement, such contest may not result in the imposition of an Environmental Lien against the Properties or a Court Order requiring the cessation of operation of the Flying J Facility at the Properties.

          I.     Actions. Lessor, Environmental Insurer and any other Person designated by Lessor, including but not limited to any receiver and any environmental consultant, shall have the right, but not the obligation, to enter upon the Properties at all reasonable times and upon reasonable prior notice, except in the event of an emergency, in which case no prior notice shall be required, including, without limitation, in connection with a proposed sale or conveyance of the Properties or a proposed financing or refinancing secured by the Properties or in connection with the exercise of any remedies set forth in this Lease or any other Transaction Document, to assess any and all aspects of Lessee's compliance with all Environmental Laws and the terms and conditions of this Lease, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lessor's sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials. Such investigations and assessments may be undertaken no more often than annually, unless Lessor or Environmental Insurer has a reasonable basis for undertaking an investigation or assessment. Lessor or its designees shall provide Lessee with copies of any data, reports, assessments or other information prepared by or for Lessor as a result of such investigations and assessments. Lessee shall cooperate with and provide access to Lessor, Environmental Insurer and any such Person designated by Lessor in all activities pursuant to this Section, including but not limited to, providing all relevant information and making knowledgeable persons available for interviews. Lessor shall be responsible for the cost of any assessment or investigation undertaken pursuant to this subsection I unless, at the time of any such assessment or investigation, Lessor has knowledge of a Release or Threatened Release at the Properties which could have a Material Adverse Effect, in which case such assessment and investigation shall be at Lessee's sole cost and expense.

          J.     Indemnification. Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses and Costs of Remediation (whether or not performed voluntarily), engineers' fees, environmental consultants' fees, and Costs of investigation (including but not limited to sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas) imposed upon or asserted against any Indemnified Parties, and arising out of or in any way relating to any one or more of the following: (i) any presence of any Hazardous Materials, Regulated Substances or USTs in, on, above, or under the Properties; (ii) any past, present or Threatened Release in, on, above, under or from the Properties; (iii) any activity by Lessee, any Person affiliated with Lessee, or any other tenant or other user of the Properties in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Properties of any Hazardous Materials, Regulated Substance or USTs at any time located in, under, on or above the Properties; (iv) any activity by Lessee, any Person affiliated with Lessee, or any other tenant or user of the Properties in connection with any actual or proposed Remediation of any Hazardous Materials, Regulated Substances or USTs at any time located in, under, on or above the Properties, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action of Hazardous Materials; (v) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Properties or operations thereon, including but not limited to any failure by Lessee, any Person affiliated with

  Lessee, or any other tenant or user of the Properties to comply with any order of any Governmental Authority in connection with any Environmental Laws; (vi) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Properties; (vii) any administrative proceedings or judicial proceedings in any way connected with any matter addressed in this Lease; (viii) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Properties, including but not limited to Costs to investigate and assess such injury, destruction or loss; (ix) any acts of Lessee, any Person affiliated with Lessee, or any other tenant or other user of the Properties in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials, Regulated Substances or USTs owned or possessed by Lessee, any Person affiliated with Lessee, or any other tenant or other user of the Properties at any facility or incineration vessel owned or operated by another Person and containing such or similar Hazardous Materials, Regulated Substances or USTs; (x) any acts of Lessee, any Person affiliated with Lessee, or any other tenant or other user of the Properties in accepting any Hazardous Materials, Regulated Substances or USTs for transport to disposal or treatment facilities, incineration vessels or sites selected by Lessee, any Person affiliated with Lessee, or any other tenant or other user of the Properties, from which there is a Release, or a Threatened Release of any Hazardous Material, Regulated Substance or USTs which causes the incurrence of Costs for Remediation; (xi) any personal injury, wrongful death, or property damage arising under any statutory or common law or tort law theory, including but not limited to damages assessed for the maintenance of a private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Properties; (xii) the removal of any or all Personalty from the Properties as described in Section 30; and (xiii) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Lease; provided, however, notwithstanding anything to the contrary in this subsection J, Lessee shall not be obligated to protect, defend, indemnify, release and hold harmless an Indemnified Party for Losses and any Costs of Remediation arising out of or relating to the negligence or intentional misconduct of such Indemnified Party.

        16.   Condition of Properties; Maintenance. Lessee has inspected, or had the opportunity to inspect, the Properties and hereby accepts the Properties "AS IS" and "WHERE IS" with no representation or warranty of Lessor as to the condition thereof. The Properties shall be kept in good, clean, sanitary and working condition; and Lessee shall at all times at its own expense maintain, repair and replace, as necessary, the Properties, including all portions of the Properties, whether or not the Properties were in such condition on the Effective Date.

        17.   Waste; Alterations and Improvements. Lessee shall not commit actual or constructive waste upon the Properties. During the Lease Term, Lessee shall not alter the exterior, structural, plumbing or electrical elements of the Properties in any manner without the consent of Lessor, which consent shall not be unreasonably withheld or conditioned; provided, however, Lessee may undertake nonstructural alterations to the Properties, individually, costing less than $500,000.00 without Lessor's consent. If Lessor's consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee at Lessee's sole expense by a licensed contractor and according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall require. Any work at any time commenced by Lessee on the Properties shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease. Upon completion of any alterations, Lessee shall promptly provide Lessor with (A) evidence of full payment to all laborers and materialmen contributing to the alterations, (B) an architect's certificate certifying the alterations to have been completed in conformity with the plans and specifications, (C) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy), and (D) any other documents or information reasonably requested by Lessor. Lessee shall execute and file or record, as appropriate, a "Notice of Non-Responsibility," or any equivalent notice permitted under applicable law in the states where the Properties are located. Any addition to or alteration of the Properties shall be deemed a part of the Properties and belong to Lessor, and Lessee shall execute and deliver to Lessor such instruments as Lessor may require to evidence the ownership by Lessor of such addition or alteration.

        18.   Indemnification. Lessee shall indemnify, protect, defend and hold harmless each of the Indemnified Parties from and against any and all Losses (excluding Losses suffered by an Indemnified Party arising out of such Indemnified Party's negligence or intentional misconduct) caused by, incurred or resulting from Lessee's use and occupancy of the Properties, whether relating to their original design or construction, latent defects, alteration, maintenance, use by Lessee or any person thereon, supervision or otherwise, or from any breach of, default under, or failure to perform, any term or provision of this Lease by Lessee, its officers, employees, agents or other persons. It is expressly understood and agreed that Lessee's obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason.

        19.   Quiet Enjoyment. So long as Lessee shall pay the Rental and other Monetary Obligations herein provided and shall keep and perform all of the terms, covenants and conditions on its part herein contained, Lessee shall have, subject and subordinate to Lessor's rights herein, the right to the peaceful and quiet occupancy of the Properties.

        20.   Condemnation or Destruction.

          A.    Notification. Lessee shall promptly give Lessor and any mortgagee (if required by the terms of any applicable mortgage or deed of trust and Lessee has received notice thereof) written notice of (i) any Condemnation of any of the Properties, (ii) the commencement of any proceedings or negotiations which might result in a Condemnation of any of the Properties, and (iii) any Casualty to any of the Properties or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Lessee shall promptly send Lessor copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

          B.    Temporary Condemnation. In the event of a Condemnation of all or any part of any of the Properties for a temporary use ("Temporary Condemnation"), (i) this Lease shall remain in full force and effect without any reduction of Rental or any other Monetary Obligation due hereunder; (ii) Lessee shall be entitled to the entire Net Award for a Temporary Condemnation, whether paid by damages, rent or otherwise, except (1) in the event that the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which case the Net Award made for such Condemnation shall be apportioned between Lessor and Lessee as of the date of such expiration; and (2) in the event of an Event of Default by Lessee hereunder or under any other Transaction Document, in which case the Net Award made for such Condemnation shall be made solely to Lessor; and (iii) at the termination of any such Temporary Condemnation, Lessee will, at its own cost and expense and pursuant to the terms of Section 16, promptly commence and complete the restoration of the Property affected by such Temporary Condemnation; provided, however, Lessee shall not be required to restore such Property if the Lease Term shall expire prior to, or within one year after, the date of termination of such Temporary Condemnation, and in such event Lessor shall be entitled to recover the entire Net Award relating to the Temporary Condemnation.

          C.    Partial Condemnation or Casualty. Except as otherwise provided in Section 20.D, in the event of (i) a Condemnation which is not a Total Condemnation or a Temporary Condemnation ("Partial Condemnation"); or (ii) a Casualty which is not a Total Casualty (a "Partial Casualty"), all Net Awards shall be paid to Lessor, except proceeds attributable to lost business of the Lessee, but only if such proceeds do not adversely affect or interfere with the prosecution of Lessor's claim for the Partial Casualty or otherwise reduce the amount recoverable by Lessor for the Partial Casualty. In the event of a Partial Condemnation or a Partial Casualty, Lessor shall have the option to terminate this Lease with respect to the Property affected by notifying Lessee in writing within thirty (30) days after Lessee gives Lessor notice of such Partial Condemnation or Partial Casualty or that title has vested in the condemning authority, or to continue this Lease in effect, which election may be evidenced by either a notice from Lessor to Lessee, or Lessor's failure to notify Lessee in writing that Lessor has elected to terminate this Lease with respect to such Property within such thirty (30) day period. Lessee shall have a period of sixty (60) days after receipt of the Lessor's notice to terminate referenced above during which to elect, despite such Lessor notice of termination, to continue this Lease with respect to such Property on the terms herein provided. If Lessee does not elect to continue this Lease with respect to such Property or shall fail during such sixty (60) day period to notify Lessor of Lessee's intent to continue this Lease with respect to such Property, then this Lease shall terminate with respect to such Property as of the last day of the month during which such sixty (60) day period expired. Lessee shall vacate and surrender such Property by such termination date, in accordance with the provisions of this Lease, and all obligations of either party hereunder with respect to such Property shall cease as of the date of termination (provided, however, Lessee's obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Lessee's obligations to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination). In such event, Lessor may retain all Net Awards related to the Partial Condemnation or Partial Casualty, Lessee shall immediately pay Lessor an amount equal to the insurance deductible applicable to any Partial Casualty, and this Lease shall continue in full force and effect with respect to all other Properties.

          If Lessor elects not to terminate this Lease, or if Lessor elects to terminate this Lease with respect to such Property (as provided above) but Lessee elects to continue this Lease with respect to such Property, then this Lease shall continue in full force and effect on the following terms: all Rental and other Monetary Obligations due under this Lease shall continue unabated; and Lessee shall promptly commence and diligently prosecute restoration of such Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Partial Casualty as approved by Lessor. As the restoration of such Property progresses, upon the written request of Lessee (accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable and is properly part of such costs and that Lessee has complied with the terms of Section 16 in connection with the restoration), Lessor shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Lessor, an amount up to but not exceeding the amount of any Net Award received by Lessor with respect to such Partial Condemnation or Partial Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Partial Casualty, Lessee shall provide evidence reasonably satisfactory to Lessor of the payment of restoration expenses by Lessee up to the amount of the insurance deductible applicable to such Partial Casualty. Lessee shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Lessee shall bear all additional Costs of such restoration in excess of the Net Award.

          D.    Total Condemnation and Total Casualty. In the event of a Condemnation of all or substantially all of any of the Properties (other than a Temporary Condemnation) (a "Total Condemnation") or a Partial Condemnation, in either event that results in Lessee making a good faith determination that the restoration and continued use of the remainder of such Property as a Flying J Facility would be uneconomic, or a Casualty of all or substantially all of any of the Properties (a "Total Casualty") or a Partial Casualty, in either event that results in Lessee making a good faith determination that the restoration and continued use of such Property as a Flying J Facility would be uneconomic, then, in such event:

            (i)    Awards. (1) Lessor shall be entitled to receive the entire Net Award in connection therewith without deduction for any estate vested in Lessee by this Lease, and Lessee hereby expressly assigns to Lessor all of its right, title and interest in and to every such Net Award and agrees that Lessee shall not be entitled to any Net Award or other payment for the value of Lessee's leasehold interest in this Lease;

              (2)   Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of the Lessee Personalty, the interruption of its business and moving expenses, but only if such claim or award does not adversely affect or interfere with the prosecution of Lessor's claim for the Total Condemnation or otherwise reduce the amount recoverable by Lessor for the Total Condemnation; and

              (3)   Lessee shall be entitled to claim and receive any insurance proceeds with respect to the Lessee Personalty, the interruption of its business and moving expenses, but only if such claim or award does not adversely affect or interfere with the prosecution of Lessor's claim for the Total Condemnation or Total Casualty or otherwise reduce the amount recoverable by Lessor for the Total Condemnation or Total Casualty.

            (ii)   Option to Terminate. Lessee shall have the right to terminate this Lease with respect to the applicable Property by notice (the "Termination Notice") given to Lessor not later than thirty (30) days after the Total Condemnation or Total Casualty, as applicable. The Termination Notice must:

              (1)   specify a date on which this Lease with respect to such Property shall terminate, which date shall be the last day of a calendar month occurring not earlier than one hundred twenty (120) days and not later than one hundred fifty (150) days after the delivery of such notice (the "Early Termination Date");

              (2)   contain a certificate executed by an officer or legal counsel of Lessee which (I) describes the Total Condemnation or Total Casualty, and (II) represents and warrants that either all of such Property has been taken, or that substantially all of such Property has been taken and Lessee has determined in good faith that the restoration and continued use of the remainder of such Property as a Flying J Facility would be uneconomic, or that all or substantially all of such Property has been damaged or destroyed and Lessee has determined in good faith that the restoration and continued use of such Property as a Flying J Facility would be uneconomic; and

              (3)   if the Early Termination Date shall occur prior to the commencement of any Extension Options which may be exercised pursuant to Section 3, contain either (I) an irrevocable rejectable written offer (the "Rejectable Offer") of Lessee to purchase Lessor's interest in such Property and in the Net Award for such Total Condemnation or Total Casualty, as applicable, on the Early Termination Date for a purchase price equal to the Stipulated Loss Value (as defined below) for such Property; or (II) a Rejectable Substitution Offer to substitute a Substitute Property satisfying the applicable requirements of Section 55 for such Property and Lessor's interest in the Net Award. As used herein, the term "Stipulated Loss Value" shall mean the product of the percentage specified on Exhibit C attached hereto which corresponds to the Early Termination Date multiplied by the Lessor's Total Investment for such Property.

            (iii)  Early Termination Date. If the Early Termination Date shall occur prior to the commencement of any Extension Options which may be exercised pursuant to Section 3,

    Lessor shall have sixty (60) days from the delivery of the Termination Notice to deliver to Lessee written notice of its election to either accept or reject any Rejectable Offer or Rejectable Substitution Offer contained in the Termination Notice. Lessor's failure to deliver such notice within such time period shall be deemed to constitute Lessor's acceptance of the applicable Rejectable Offer or Rejectable Substitution Offer, as applicable.

            (iv)  Lessor Acceptance of Rejectable Offer. If Lessor accepts the Rejectable Offer or is deemed to have accepted the Rejectable Offer, then, on the Early Termination Date, or such other date as the parties may mutually agree in writing, Lessor shall sell and convey, and Lessee shall purchase for the applicable Stipulated Loss Value, Lessor's interest in such Property, and the Net Award. Lessee's obligations under this Lease with respect to such Property shall not be terminated until the applicable Stipulated Loss Value and all Rental and other Monetary Obligations due and payable under this Lease prior to the Early Termination Date, or such other date as the parties may mutually agree in writing, are paid in full. Upon such payment,

              (1)   Lessor shall convey such Property to Lessee "as-is" by special warranty deed, subject to all matters of record, except for consensual liens, encumbrances or other interests granted by Lessor (other than those granted by Lessor at the request of Lessee), and without representations other than those required by applicable Law;

              (2)   all obligations of either party hereunder with respect to such Property shall cease as of the Early Termination Date, provided, however, Lessee's obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Lessee's obligations to pay any Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the Early Termination Date shall survive the termination of this Lease with respect to such Property; and

              (3)   this Lease shall continue in full force and effect with respect to all other Properties.

            (v)   Lessor Acceptance of Rejectable Substitution Offer. If Lessor accepts the Rejectable Substitution Offer or is deemed to have accepted the Rejectable Substitution Offer, then, on the Early Termination Date, or such other date as the parties may mutually agree in writing, Lessee shall complete such substitution, subject, however, to the satisfaction of each of the applicable terms and conditions set forth in Section 55 (including without limitation, the conditions precedent set forth in Section 55.B therein). Upon such substitution,

              (1)   Lessee shall be entitled to claim and receive the Net Award;

              (2)   all obligations of either party hereunder with respect to the Property being replaced shall cease as of the Early Termination Date, provided, however, Lessee's obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Lessee's obligations to pay any Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the Early Termination Date shall survive the termination of this Lease with respect to such Property; and

              (3)   this Lease shall continue in full force and effect with respect to all other Properties.

            (vi)  Lessor Rejection of Rejectable Offer or Rejectable Substitution Offer. If Lessor rejects the Rejectable Offer or Rejectable Substitution Offer, or if the Early Termination Date shall occur after the commencement of any Extension Options exercised pursuant to Section 3, then:

              (1)   the Net Award shall be paid to and belong to Lessor;

              (2)   on the Early Termination Date, Lessee shall pay to Lessor all Rental and other Monetary Obligations then due and payable under this Lease;

              (3)   all obligations of either party hereunder shall cease as of the Early Termination Date with respect to the applicable Property, provided, however, Lessee's obligations to the Indemnified Parties with respect to such Property under any indemnification provisions of this Lease with respect to such Property and Lessee's obligations to pay any sums (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the Early Termination Date shall survive the termination of this Lease; and

              (4)   this Lease shall continue in full force and effect with respect to all other Properties

          E.    Payment of Costs. Lessee shall be solely responsible for the payment of all Costs incurred in connection with the conveyance of a Property to Lessee pursuant to this Section 20, including, without limitation, to the extent applicable, the cost of title insurance, survey charges, stamp taxes, mortgage taxes, transfer fees, escrow and recording fees, taxes imposed on Lessor as a result of such conveyance, taxes imposed in connection with the transfer of a Property to Lessee or the termination of this Lease with respect to a Property pursuant to the provisions of this Section 20, Lessee's attorneys' fees, and the reasonable attorneys' fees and expenses of counsel to Lessor.

          F.     Adjustment of Rental. In the event of a termination of this Lease with respect to a Property pursuant to this Section 20 (which does not involve the acceptance (or deemed acceptance) of a Rejectable Substitution Offer) the Base Annual Rental then in effect shall be reduced by an amount equal to the product of (i) a fraction, the numerator of which is the original purchase price allocated to such Property, and the denominator of which is the original purchase price for all of the Properties, and (ii) the Base Annual Rental then in effect.

          G.    Insurance. Any loss under any property damage insurance required to be maintained by Lessee shall be adjusted by Lessor and Lessee; provided, however, if no Event of Default shall have occurred and be continuing, Lessee shall have the right to adjust any insurance award of $1,000,000 or less. Any award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Lessor or, at Lessor's election, Lessee. Notwithstanding the foregoing or any other provisions of this Section 20 to the contrary, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Lessor is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Lessee and otherwise, to file and prosecute Lessee's claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Lessee to Lessor under this Lease, in such order, priority and proportions as Lessor in its discretion shall deem proper.

          H.    Lessee Obligation in Event of Casualty. During all periods of time following a Casualty, Lessee shall take reasonable steps to ensure that the subject Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

          I.     No Limitations. Notwithstanding the foregoing, nothing in this Section 20 shall be construed as limiting or otherwise adversely affecting the representations, warranties, covenants and characterizations set forth in Lease.

        21.   Inspection. Lessor and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Properties or any part thereof and inspect the same and make photographic or other evidence concerning Lessee's compliance with the terms of this Lease. Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee's business, any loss of occupancy or quiet enjoyment of the Properties and any other loss occasioned by such entry. Without limiting the provisions of Section 51 of this Lease, the foregoing waiver shall not extend to damages incurred by Lessor and arising as a result of the negligence or intentional misconduct of Lessor. Lessee shall keep and maintain at Lessee's chief executive office full, complete and appropriate books of account and records of Lessee's business relating to the Properties in accordance with generally accepted accounting principles consistently applied. Lessee's books and records shall at all reasonable times and with prior notice be open for inspection by Lessor, its auditors or other authorized representatives.

        22.   Facility Requirements. In addition to the requirements set forth in this Lease, Lessee, in its use, occupancy and maintenance of the Properties shall comply with all published requirements imposed from time to time on a system-wide basis for Flying J Facilities.

        23.   Default, Conditional Limitations, Remedies and Measure of Damages.A. Each of the following shall be an event of default by Lessee under this Lease (each, an "Event of Default"):

            (i)    If any representation or warranty of Lessee set forth in this Lease is false in any material respect, or if Lessee renders any false statement or account;

            (ii)   If any Rental or other Monetary Obligation due under this Lease is not paid within five (5) days from the date when due; provided, however, notwithstanding the occurrence of such an Event of Default, Lessor shall not be entitled to exercise its remedies set forth below unless and until Lessor shall have given Lessee notice thereof and a period of five (5) days from the delivery of such notice shall have elapsed without such Event of Default being cured;

            (iii)  If Lessee fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against the Properties pursuant to Applicable Regulations;

            (iv)  If Lessee becomes insolvent within the meaning of the Bankruptcy Code, files or notifies Lessor that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an "Action"), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

            (v)   If Lessee vacates or abandons all or any of the Properties;

            (vi)  If Lessee fails to observe or perform any of the other covenants, conditions or obligations of Lessee in this Lease; provided, however, if any such failure does not involve the payment of any monetary sum, is not willful or intentional, does not place any rights or property of Lessor in immediate jeopardy, and is within the reasonable power of Lessee to promptly cure, all as determined by Lessor in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee notice thereof and a period of thirty (30) days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30) day period, as determined by Lessor in its reasonable discretion, and Lessee is diligently pursuing a cure of such failure, then Lessee shall have a reasonable period to cure such failure beyond such thirty (30) day period, provided that Lessee continuously and with all diligence pursues such remediation to completion. If Lessee shall fail to correct or cure such failure within such thirty (30) day period (or such longer period where such remediation cannot reasonably be accomplished by Lessee within said thirty (30) day period and Lessee is diligently pursuing such remediation), an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;

            (vii) If a final, nonappealable judgment is rendered by a court against Lessee which has a Material Adverse Effect, or which does not have a Material Adverse Effect but which is in the amount of $1,000,000 or more, and in either event is not discharged or provision made for such discharge within ninety (90) days from the date of entry thereof;

            (viii)   If Lessee shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

            (ix)  If the estate or interest of Lessee in any of the Properties shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made;

            (x)   If Lessor gives Lessee written notice ("FCCR Notice") that there is a breach of the fixed charge coverage ratio requirements set forth in Section 54, and Lessee shall have failed, within a period of thirty (30) days from the delivery of the FCCR Notice, to notify Lessor of Lessee's election to substitute a Substitute Property in order to cure such breach (each, a "Subject Property") in accordance with the terms of Section 55 (the failure of Lessee to complete such substitution by the deadline set forth in Section 55.B(xi) shall be deemed to be an Event of Default without further notice or demand of any kind being required). Notwithstanding the foregoing, to the extent that, in accordance with the provisions of Section 54, Lessor shall have imposed an aggregate FCCR requirement with respect to all of the Properties subject to any Securitization, then, in order to prevent an Event of Default from occurring by reason of a breach of such aggregate FCCR requirement, Lessee, if it elects substitution, it must substitute a Substitute Property for each Property for which the FCCR is below 1.25:1 to achieve such aggregate FCCR requirement in accordance with the terms of Section 55 (the failure of Lessee to complete such substitution by the deadline set forth in Section 55.B(xi) shall be deemed to be an Event of Default without further notice or demand of any kind being required).

            (xi)  If there is an "Event of Default" or other breach or default by Lessee or Seller under any of the other Transaction Documents, after the passage of all applicable notice and cure or grace periods.

          B.    Upon the occurrence of an Event of Default, with or without notice or demand, except the notice prior to default required under certain circumstances by subsection A. above or such other notice as may be required by statute and cannot be waived by Lessee, Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including without limitation, any one or more of the following:

            (i)    To terminate this Lease, whereupon Lessee's right to possession of the Properties shall cease and this Lease, except as to Lessee's liability, shall be terminated.

            (ii)   To the extent not prohibited by applicable law, to reenter and take possession of the Properties (or any part thereof), any or all personal property or fixtures of Lessee upon the

    Properties and, to the extent permissible, all franchises, licenses, area development agreements, permits and other rights or privileges of Lessee pertaining to the use and operation of the Properties and to expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states. If Lessee shall, after default, voluntarily give up possession of the Properties to Lessor, deliver to Lessor or its agents the keys to the Properties, or both, such actions shall be deemed to be in compliance with Lessor's rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of the Lease. Lessor reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate.

            (iii)  To bring an action against Lessee for any damages sustained by Lessor or any equitable relief available to Lessor.

            (iv)  To relet the Properties or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Lessor, in its reasonable discretion, may determine, with all proceeds received from such reletting being applied to the Rental and other Monetary Obligations due from Lessee in such order as Lessor may, in it sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys' fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting. Except to the extent required by applicable law, Lessor shall have no obligation to relet the Properties or any part thereof and shall in no event be liable for refusal or failure to relet the Properties or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Lessee of any liability under this Lease or otherwise to affect any such liability. Lessor reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice.

            (v)   To accelerate and recover from Lessee all Rental and other Monetary Obligations due and owing and scheduled to become due and owing under this Lease both before and after the date of such breach for the entire original scheduled Lease Term.

            (vi)  To recover from Lessee all Costs paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced.

            (vii) To immediately or at any time thereafter, and with or without notice, at Lessor's sole option but without any obligation to do so, correct such breach or default and charge Lessee all Costs incurred by Lessor therein. Any sum or sums so paid by Lessor, together with interest at the then existing maximum legal rate, but not higher than 12% per annum, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting Lessee's breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Lessor's right to exercise any or all remedies set forth herein.

            (viii)   To immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Lessee held by Lessor under this Lease or any other Transaction Document against any sum owing by Lessee hereunder.

            (ix)  To seek any equitable relief available to Lessor, including, without limitation, the right of specific performance.

          All powers and remedies given by this Section to Lessor, subject to applicable law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor's right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor.

        24.   Mortgage, Subordination and Attornment. Lessor's interest in this Lease and/or the Properties shall not be subordinate to any liens or encumbrances placed upon the Properties by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. Lessee shall keep the Properties free from any liens for work performed, materials furnished or obligations incurred by Lessee. NOTICE IS HEREBY GIVEN THAT LESSEE IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PROPERTIES OR LESSEE'S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID. FURTHERMORE, ANY SUCH PURPORTED TRANSACTION SHALL BE DEEMED A TORTIOUS INTERFERENCE WITH LESSOR'S RELATIONSHIP WITH LESSEE AND LESSOR'S OWNERSHIP OF THE PROPERTIES.

        This Lease at all times shall automatically be subordinate to the lien of any and all ground leases, mortgages and trust deeds now or hereafter placed upon the Properties by Lessor, and Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases, mortgages or trust deeds as shall be desired by Lessor, or any present or proposed mortgagees under trust deeds.

        If any mortgagee, receiver or other secured party elects to have this Lease and the interest of Lessee hereunder be superior to any such ground lease, mortgage or trust deed and evidences such election by notice given to Lessee, then this Lease and the interest of Lessee hereunder shall be deemed superior to any such ground lease, mortgage or trust deed, whether this Lease was executed before or after such ground lease, mortgage or trust deed and in that event such mortgagee, receiver or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such ground lease, mortgage or trust deed and had been assigned to such mortgagee, receiver or other secured party.

        Although the foregoing provisions shall be self-operative and no future instrument of subordination shall be required, upon request by Lessor, Lessee shall execute and deliver whatever instruments may be required for such purposes, and in the event Lessee fails so to do within fifteen (15) days after demand, Lessee does hereby make, constitute and irrevocably appoint Lessor as its agent and attorney-in-fact and in its name, place and stead so to do, which appointment shall be deemed coupled with an interest.

        In the event any purchaser or assignee of any mortgagee at a foreclosure sale acquires title to the Properties, or in the event that any mortgagee or any assignee otherwise succeeds to the rights of Lessor as landlord under this Lease, Lessee shall attorn to mortgagee or such purchaser or assignee, as the case may be (a "Successor Lessor"), and recognize the Successor Lessor as lessor under this Lease, and, if the Successor Lessor in its sole discretion elects to recognize Lessee's tenancy under this Lease, this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee, provided that the Successor Lessor shall only be liable for any obligations of the Lessor under this Lease which accrue after the date that such Successor Lessor acquires title, and Lessor shall remain liable for obligations, if any, accruing prior thereto. The foregoing provision shall be self operative and effective without the execution of any further instruments.

        Lessee shall give written notice to any lender or mortgagee of Lessor having a recorded lien upon the Properties or any part thereof of which Lessee has been notified of any breach or default by Lessor of any of its obligations under this Lease and give such lender or mortgagee at least sixty (60) days beyond any notice period to which Lessor might be entitled to cure such default before Lessee may exercise any remedy with respect thereto. Upon request by Lessor, Lessee shall also provide Lessee's most recent audited financial statements to Lessor or any such lender or mortgagee and certify the continuing accuracy of such financial statements in such manner as Lessor or such lender or mortgagee may request.

        25.   Estoppel Certificate. A. At any time, and from time to time, Lessee shall, promptly and in no event later than ten (10) days after a request from Lessor or any lender or mortgagee of Lessor, execute, acknowledge and deliver to Lessor or such lender or mortgagee, as the case may be, a certificate in the form supplied by Lessor, certifying: (i) that Lessee has accepted the Properties; (ii) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (iii) the commencement and expiration dates of the Lease Term; (iv) the date to which the Rentals have been paid under this Lease and the amount thereof then payable; (v) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (vi) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (vii) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Lessee; (viii) that neither Lessor nor any lender or mortgagee has actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operations of the Properties, including the USTs or the handling or disposal of solid or hazardous waste; and (ix) any other information reasonably requested by Lessor or any lender or mortgagee, as the case may be.

          B.    If Lessee shall fail or refuse to sign a certificate in accordance with the provisions of this Section within ten (10) days following a request by Lessor, Lessee irrevocably constitutes and appoints Lessor as its attorney-in-fact to execute and deliver the certificate to any such third party, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.

        26.   Assignment. A. As a material inducement to Lessor's willingness to complete the transactions contemplated by the Lease and the other Transaction Documents, Lessee hereby acknowledges and agrees that Lessor may, from time to time and at any time and without the consent of Lessee, commence, conduct, complete, engage in and/or perform its obligations with respect to all or any combination of the following: (i) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of all, less than all or any portion of the Properties subject to this Lease (subject to the provisions of Section 53), this Lease or any other Transaction Document, Lessor's right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing, or (ii) a Securitization and related transactions, or (iii) enter into agreements in connection with any of the foregoing or in accordance with requirements that may be imposed by applicable securities, tax or other Laws. Without in any way limiting the foregoing, the parties acknowledge and agree that Lessor, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a taxable REIT subsidiary) in order to maintain Lessor's status as a REIT. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee (so long as Lessor and such purchaser or assignee notify Lessee in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of the Lessor hereunder). At the request of Lessor, Lessee will execute such documents confirming the sale, assignment or other transfer and such other agreements as Lessor may reasonably request, provided that the same do not increase the liabilities and obligations of Lessee hereunder. Lessee shall not bear any Costs in connection with any sale or transfer of the Properties. Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

          B.    Lessee acknowledges that Lessor has relied both on the business experience and creditworthiness of Lessee and upon the particular purposes for which Lessee intends to use the Properties in entering into this Lease. Except as provided below, Lessee shall not assign, transfer, convey, pledge or mortgage this Lease or any interest therein, whether by operation of law or otherwise without the written consent of Lessor, which consent will not be unreasonably withheld, considering such matters as the experience of any assignee, the assumption by any assignee of all of Lessee's obligations hereunder by undertakings enforceable by Lessor, the transfer to or procurement of all necessary licenses and franchises to an assignee in order to continue operating the Properties for the purposes herein provided. At the time of any assignment of this Lease which is approved by Lessor, the assignee shall assume all of the obligations of Lessee under this Lease pursuant to Lessor's standard form of assumption agreement. Such assignment of the Properties shall relieve Lessee of its obligations respecting this Lease except for those obligations arising prior to such assignment (including without limitation, Sections 15.J and 18). Any assignment, transfer, conveyance, pledge or mortgage in violation of this Section 26 shall be voidable at the sole option of Lessor. Any consent to an assignment given by Lessor hereunder shall not be deemed a consent to any subsequent assignment.

          Notwithstanding any provision contained herein, Lessee may assign this Lease to a Lessee Affiliate approved by Lessor ("Assignee"), which approval shall not be unreasonably withheld, provided that (i) neither Assignee nor any Affiliate of Assignee that actually or constructively owns ten percent (10%) or more of the outstanding capital stock of Lessor shall own, directly or indirectly, (1) ten percent (10%) or more of the total combined voting power of all classes of voting capital stock of Assignee, or (2) ten percent (10%) or more of the total value of all classes of capital stock of Assignee; and (ii) the conditions set forth in this paragraph are satisfied. Lessee shall provide Lessor with notice of the proposed assignment permitted by the preceding sentence. Notwithstanding the foregoing, any such assignment shall not be effective until Lessor has approved the Assignee (which approval shall not be unreasonably withheld), and Assignee has provided written certification to Lessor that (I) Assignee or any Person who owns directly or indirectly any interest in Assignee, is not a Person whose property or interests are subject to being blocked under any of the Terrorism Laws or is otherwise in violation of the Terrorism Laws, and (II) Assignee has taken such measures as are required by the Terrorism Laws to assure that any Person who owns directly or indirectly any interest in Assignee is not a Person whose property or interests are subject to being blocked under any of the Terrorism Laws or is otherwise in violation of the Terrorism Laws.

          C.    Lessee shall not sublet any or all of the Properties without the prior written consent of Lessor, which may be withheld by Lessor in its sole discretion and any such purported subletting shall be void. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit Lessee from subletting space within the Properties to third party vendors of goods and services (whether by kiosk or otherwise) complimentary to the operation of a Flying J Facility, as customarily included in any of the other nationwide Flying J Facilities from time to time, or as reasonably determined as being desirable by Lessee in connection with Lessee's operation of a Flying J Facility upon the Properties.

        27.   Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease (collectively called "Notices") shall be in writing and given by any one of the following: (A) hand delivery, (B) express overnight delivery service, (C) certified or registered mail, return receipt requested or (D) electronic mail message, provided that a copy of such electronic mail message is also sent via certified or registered mail, return receipt requested, within one Business Day of the transmission of such electronic mail message, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested, or (iv) transmission, if delivered by electronic mail pursuant to the requirements of Section 27(D) above. Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

If to Lessee:	Flying J Inc. 1104 Country Hills Drive Ogden, Utah 84403 Attention: Mr. Paul F. Brown Telephone: (801)624-1000 Telecopy: (801)624-1705 E-Mail: paul.brown@flyingj.com
With a copy to:	Flying J Inc. Attention: Legal Department 1104 Country Hills Drive Ogden, Utah 84403 Telephone: (801)624-1258 Telecopy: (801)624-1263 E-Mail: barre.burgon@flyingj.com
If to Lessor:
Spirit Finance Corporation
8910 East Raintree Drive, Suite 100
Scottsdale, Arizona 85260
Attention: Chief Financial Officer
Telephone: (480) 606-0820
Telecopy: (480) 606-0826
E-Mail: clong@spiritfinance.com
With a copy to:	Kutak Rock LLP 1801 California Street, Suite 3100 Denver, Colorado 80202 Attention: Peggy A. Richter, Esq. Telephone: (303) 297-2400 Telecopy: (303) 292-7799 E-Mail: peggy.richter@kutakrock.com or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

        28.   Holdover. If Lessee remains in possession of the Properties after the expiration of the term hereof, Lessee, at Lessor's option and within Lessor's sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay Rentals and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to one hundred thirty percent (130%) of the last Base Monthly Rent payable under this Lease, and Lessee shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Lessor shall be deemed a consent to such holding over. Lessee shall defend, indemnify, protect and hold the Indemnified Parties harmless from and against any and all Losses resulting from Lessee's failure to surrender possession upon the expiration of the Lease Term, including, without limitation, any claims made by any succeeding lessee.

        29.   Lessee Personalty. During the Lease Term, Lessee shall not encumber, assign, transfer, convey, pledge or mortgage any (a) gasoline pumps, underground storage tanks, dispensers or canopies from time to time situated on or used in connection with the Properties ("Tank Personalty"), or (b) other personal property, appliances, furniture and equipment from time to time situated on or used in connection with the Properties ("Equipment Personalty" and together with the Tank Personalty, the "Personalty") or any interest therein, whether by operation of law or otherwise without the prior written consent of Lessor, which consent may be withheld in Lessor's sole and absolute discretion.

        30.   Removal of Personalty. At the expiration of the Lease Term, and if Lessee is not then in breach hereof, Lessee may remove from the Properties all Equipment Personalty. Lessee shall repair any damage caused by such removal and shall leave the Properties broom clean and in good and working condition and repair inside and out. Any Equipment Personalty left on the Properties on the tenth day following the expiration of the Lease Term shall automatically and immediately become the property of Lessor. Notwithstanding any provision contained herein, (a) upon expiration or termination of this Lease (other than due to an Event of Default), at Lessor's option, Lessor may cause Lessee to remove the Tank Personalty from the Properties, subject to the covenants, conditions and indemnifications set forth in Section 15, and (b) upon an Event of Default, at Lessor's option, Lessor (i) may purchase the Personalty at "salvage value" determined as set forth above, or (ii) cause Lessee to remove the Personalty from the Properties, leaving the Properties broom clean, in good and working condition and repair inside and out, and in compliance with all Laws, including Environmental Laws, and subject to the covenants, conditions and indemnifications set forth in Section 15.

        31.   Financial Statements; Compliance Certificate. A. Within forty five (45) days after the end of each fiscal quarter and within one hundred twenty (120) days after the end of each fiscal year of Lessee, Lessee shall deliver to Lessor (i) complete financial statements of Lessee including a balance sheet, profit and loss statement, statement of changes in financial condition and all other related schedules for the fiscal period then ended; and (ii) income statements for the business at each of the Properties. All such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied from period to period, and shall be certified to be accurate and complete by Lessee an officer or director of the Lessee. Lessee understands that Lessor will rely upon such financial statements and Lessee represents that such reliance is reasonable. In the event that Lessee's property and business at any Property is ordinarily consolidated with other business for financial statements purposes, such financial statements shall be prepared on a consolidated basis showing separately the sales, profits and losses, assets and liabilities pertaining to each of the Properties with the basis for allocation of overhead of other charges being clearly set forth. The financial statements delivered to Lessor need not be audited, but Lessee shall deliver to Lessor copies of any audited financial statements of Lessee which may be prepared, as soon as they are available.

          B.    Within thirty (30) days after the end of each fiscal year of Lessee, and upon prior written request by Lessor, Lessee shall deliver such compliance certificate to Lessor as Lessor may reasonably require in order to establish that Lessee is in compliance with all of its obligations, duties and covenants under this Lease.

        32.   State-Specific Provisions. The provisions and/or remedies which are set forth on the attached Exhibit D shall be deemed a part of and included within the terms and conditions of this Lease.

        33.   Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a "Force Majeure Event") shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, except the obligations imposed with regard to Rental and other Monetary Obligations to be paid by Lessee pursuant to this Lease.

        34.   Time Is of the Essence. Time is of the essence with respect to each and every provision of this Lease in which time is a factor.

        35.   Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor's right to collect any unpaid amounts or an accord and satisfaction.

        36.   Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

        37.   No Merger. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not result in a merger of Lessor's and Lessee's estates, and shall, at the option of Lessor, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Lessor of any or all of such subleases or subtenancies.

        38.   Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

        39.   Severability. The provisions of this Lease shall be deemed severable. If any part of this Lease shall be held unenforceable by any court of competent jurisdiction, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

        40.   Characterization. A. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

          B.    The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Lessor entering into this Lease:

            (i)    It is the intent of the parties hereto, and the parties acknowledge and agree that they have executed and delivered this Lease with the understanding that (1) this Lease constitutes an unseverable and single master lease of all, but not less than all, of the Properties, (2) neither this Lease, nor Lessee's obligations or rights hereunder may be allocated or otherwise divided among the Properties by Lessee, (3) this Lease is a "true lease," is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease, and (4) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee.

            (ii)   Each of the parties hereto covenants and agrees to the following:

              (1)   Each will treat this Lease (I) as an operating lease pursuant to Statement of Financial Accounting Standards No. 13, as amended; and (II) as a true lease for state law reporting purposes and for federal income tax purposes. For federal income tax purposes, each party shall report this Lease as a true lease with Lessor as the owner of the Properties and Lessee as the lessee of such Properties including: (a) treating Lessor as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Code with respect to the Properties; (b) Lessee reporting its Rental payments as rent expense under Section 162 of the Code; and (c) Lessor reporting the Rental payments as rental income under Section 61 of the Code.

              (2)   Each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 40.B.

              (3)   With respect to each Property, the Lease Term (including any Extension Term) is less than eighty percent (80%) of the estimated remaining economic life of each such Property.

              (4)   The Base Annual Rental is the fair market value for the use of the Properties and was agreed to by Lessor and Lessee on that basis, and the execution and delivery of, and the performance by Lessee of its obligations under, this Lease do not constitute a transfer of all or any part of the Properties.

            (iii)  Lessee waives any claim or defense based upon the characterization of this Lease as anything other than a true lease and as a master lease of all of the Properties. Lessee stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Properties as a true lease and/or as a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Properties, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 40.B.

            (iv)  The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, (1) the tax treatment and tax structure of this Lease and all materials of any kind (including opinions or any tax analyses) that are provided to any party relating to such tax treatment and tax structure, and (2) any matter required under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        41.   Easements. During the Lease Term Lessor shall have the right to grant utility easements on, over, under and above the Properties without the prior consent of Lessee, provided that such easements will not materially interfere with Lessee's long-term use of the Properties.

        42.   Bankruptcy. A. As a material inducement to Lessor executing this Lease, Lessee acknowledges and agrees that Lessor is relying upon (i) the financial condition and specific operating experience of Lessee and Lessee's obligation to use the Properties specifically in accordance with system-wide requirements imposed from time to time on Flying J Facilities, (ii) Lessee's timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Bankruptcy Code for Lessee, and (iii) all defaults under this Lease being cured promptly and this Lease being assumed within sixty (60) days of any order for relief entered under the Bankruptcy Code for Lessee, or this Lease being rejected within such 60 day period and the Properties surrendered to Lessor.

        Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Lessee hereby agrees that:

              (1)   All obligations that accrue under this Lease (including the obligation to pay Rentals), from and after the date that an Action is commenced shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Lessor;

              (2)   Any and all Rentals that accrue from and after the date that an Action is commenced and that are not paid as required by this Lease shall, in the amount of such Rentals, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after the commencement of the Action;

              (3)   Any extension of the time period within which the Lessee may assume or reject this Lease without an obligation to cause all obligations under this Lease to be performed as and when required under this Lease shall be harmful and prejudicial to Lessor;

              (4)   Any time period designated as the period within which the Lessee must cure all defaults and compensate Lessor for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Lessor;

              (5)   Any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Lessor shall be harmful and prejudicial to Lessor;

              (6)   Any proposed assignment of this Lease shall be harmful and prejudicial to Lessor if made to an assignee: (a) that will not use the Properties specifically in accordance with a franchise, license and/or area development agreement with the franchisor of Flying J Facilities, or (b) that does not possess financial condition adequate to operate a Flying J Facility upon the Property or operating performance and experience characteristics satisfactory to Lessor; and

              (7)   The rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Bankruptcy Code, and Lessee stipulates that such automatic stay shall be lifted immediately and possession of the Properties will be delivered to Lessor immediately without the necessity of any further action by Lessor.

          B.    No provision of this Lease shall be deemed a waiver of Lessor's rights or remedies under the Bankruptcy Code or applicable Law to oppose any assumption and/or assignment of this Lease, to require timely performance of Lessee's obligations under this Lease, or to regain possession of the Properties as a result of the failure of Lessee to comply with the terms and conditions of this Lease or the Bankruptcy Code.

          C.    Notwithstanding anything in this Lease to the contrary, all amounts payable by Lessee to or on behalf of Lessor under this Lease, whether or not expressly denominated as such, shall constitute "rent" for the purposes of the Bankruptcy Code.

          D.    For purposes of this Section addressing the rights and obligations of Lessor and Lessee in the event that an Action is commenced, the term "Lessee" shall include Lessee's successor in bankruptcy, whether a trustee, Lessee as debtor in possession or other responsible person.

          E.    Notwithstanding any provision in this Lease to the contrary, no provision of this Lease shall be deemed a waiver of Lessee's rights or remedies under the Bankruptcy Code or applicable insolvency Law.

        43.   No Offer. No contractual or other rights shall exist between Lessor and Lessee with respect to the Properties until both have executed and delivered this Lease, notwithstanding that deposits may have been received by Lessor and notwithstanding that Lessor may have delivered to Lessee an unexecuted copy of this Lease. The submission of this Lease to Lessee shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for Lessee to lease or otherwise create any interest on the part of Lessee in the Properties.

        44.   Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

        45.   Attorneys' Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys' fees and other Costs in addition to any other relief to which it may be entitled. In addition, Lessor and Lessee, as the case may be, shall, upon demand, be entitled to all attorneys' fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced. References in this Lease to the attorneys' fees and/or Costs of the prevailing party shall mean both the fees and Costs of independent counsel retained by the prevailing party with respect to the matter and the actual salary of the in-house counsel of the prevailing party incurred in connection with the matter.

        46.   Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.

        47.   Forum Selection; Jurisdiction; Venue; Choice of Law. Lessor and Lessee acknowledge that this Lease was substantially negotiated in the State of Arizona, this Lease was delivered in the State of Arizona, and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona. Lessee and Lessor consent that they may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Lessee and Lessor waive and agree not to assert in any such action, suit or proceeding that they are not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. The creation of this Lease and the rights and remedies of the parties with respect to the Properties, as provided herein and by the laws of the states in which the Properties are located, shall be governed by and construed in accordance with the internal laws of the states in which the Properties are located, without regard to principles of conflicts of law. With respect to other provisions of this Lease, this Lease shall be governed by the internal laws of the State of Arizona, without regard to its principles of conflicts of law. Nothing contained in this Section shall limit or restrict the right of either party to this

Lease to commence any proceeding in the federal or state courts located in any state in which a Property is located to the extent such party deems such proceeding necessary or advisable to exercise remedies available to such party under this Lease.

        48.   Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

        49.   Memorandum of Lease. Concurrently with the execution of this Lease, Lessor and Lessee are executing Lessor's standard form memorandum of lease in recordable form, indicating the names and addresses of Lessor and Lessee, a description of the Properties, the Lease Term, but omitting Rentals and such other terms of this Lease as Lessor may not desire to disclose to the public. Further, upon Lessor's request, Lessee agrees to execute and acknowledge a termination of lease and/or quit claim deed in recordable form to be held by Lessor until the expiration or sooner termination of the Lease Term.

        50.   No Brokerage. Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Properties. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys' fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.

        51.   Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE, LESSEE'S USE OR OCCUPANCY OF THE PROPERTIES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF THE OTHER PARTY OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER PARTY OR ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF THE OTHER PARTY OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY LESSOR AND LESSEE OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

        52.   Reliance By Environmental Insurer. Lessee acknowledges and agrees that Environmental Insurer may rely on the representations, warranties and covenants set forth in Section 15 of this Lease, that Environmental Insurer is an intended third-party beneficiary of such representations, warranties and covenants and that Environmental Insurer shall have all rights and remedies available at law or in equity as a result of a breach of such representations, warranties and covenants, including to the extent applicable, the right of subrogation.

        53.   Right of First Refusal/Third Party Offer.

          A.    Offer. Subject to the terms and conditions set forth in this Section 53 (including, without limitation, the condition set forth in Section 53.C(i)(5)), any time after the fourth anniversary of the Effective Date, if Lessor desires to sell any Property and receives a bona fide written offer from a third party which offer is in all respects acceptable to Lessor, Lessor shall deliver a complete copy of such bona fide third party offer to Lessee ("Third Party Offer"). Upon Lessee's receipt of such Third Party Offer from Lessor, and a written statement of Lessor's desire to sell the Property in accordance with such Third Party Offer, Lessee shall have the right to deliver a rejectable offer to Lessor (each, a "Rejectable Purchase Offer") to purchase Lessor's interest in any such Property for the "Subject Purchase Price," which shall mean an amount equal to such Third Party Offer, minus five percent (5%) of such Third Party Offer (such five percent (5%) representing broker commissions and costs associated with a sale of such Property to a third party); provided, however, in no event shall the Subject Purchase Price be less than the fair market value of such Property. Lessor shall have sixty (60) days from the delivery of the Rejectable Purchase Offer notice to deliver to Lessee written notice of its election to either accept or reject the Rejectable Purchase Offer. Lessor's failure to deliver such notice within such time period shall be deemed to constitute Lessor's acceptance of the Rejectable Purchase Offer. If Lessor accepts the Rejectable Purchase Offer or is deemed to have accepted the Rejectable Purchase Offer, then Lessee shall complete such purchase, subject to the satisfaction of each of the terms and conditions set forth in Section 53.C.

          B.    Rejection. If Lessor rejects any Rejectable Purchase Offer, this Lease shall terminate with respect to the Property which Lessee proposed to purchase on the next scheduled Base Monthly Rental payment date (the "Early Purchase Termination Date"), provided that Lessee has paid to Lessor all Rentals and all other Monetary Obligations then due and payable under this Lease as of such Early Purchase Termination Date. On the Early Purchase Termination Date, and provided Lessee shall have paid to Lessor all Rentals and other Monetary Obligations then due and payable under this Lease as of the Early Purchase Termination Date:

            (i)    the Base Annual Rental then in effect shall be reduced by an amount equal to the product of (x) a fraction, the numerator of which is the original purchase price allocated to such Property, and the denominator of which is the original purchase price for all of the Properties, and (y) the Base Annual Rental then in effect;

            (ii)   all obligations of Lessor and Lessee shall cease as of the Early Purchase Termination Date with respect to such Property; provided, however, Lessee's obligations to Lessor with respect to such Property under any indemnification provisions of this Lease with respect to such Property (including, without limitation, Sections 15.J and 18 of this Lease) and Lessee's obligations to pay any Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the Early Purchase Termination Date shall survive the termination of this Lease with respect to such Property or otherwise; and

            (iii)  Notwithstanding any provision contained in this Section 53.B, this Lease shall continue in full force and effect with respect to all other Properties.

          C.    Conditions Precedent.

            (i)    The purchase of Lessor's interest in a Property pursuant to Section 53.A shall be subject to the fulfillment of all of the following terms and conditions: (1) no Event of Default shall have occurred and be continuing under this Lease or other Transaction Documents; (2) Lessee or, at Lessee's discretion, the third party offeree shall have paid to Lessor the Subject Purchase Price, together with all Rental and other Monetary Obligations then due and payable under this Lease as of the date of the closing of such purchase; (3) in addition to payment of the Subject Purchase Price, Lessee shall have satisfied its obligations under Section 53.D below; (4) Lessee shall not have the right to deliver Rejectable Purchase Offers until after the fourth anniversary of the Effective Date; and (5) the date of the closing of such purchase shall occur on the next scheduled Base Monthly Rental payment date following Lessor's acceptance (or deemed acceptance) of the Rejectable Purchase Offer.

            (ii)   On the date of the closing of the purchase of a Property pursuant to this Section (the "Rejectable Purchase Closing Date"), subject to satisfaction of the foregoing conditions: (1) this Lease shall be deemed terminated with respect to such Property only, and this Lease shall continue in full force and effect with respect to all of the other Properties; provided, however, such termination shall not limit Lessee's obligations to Lessor with respect to such Property under any indemnification provisions of this Lease (including, without limitation, Sections 15.J and 18 of this Lease) and Lessee's obligations to pay any Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the Rejectable Purchase Closing Date shall survive the termination of this Lease; (2) the Base Annual Rental shall be reduced for each such Property by an amount equal to the product of (x) a fraction, the numerator of which is the original purchase price allocated to such Property, and the denominator of which is the original purchase price for all of the Properties, and (y) the Base Annual Rental then in effect; and (3) Lessor shall convey such Property to Lessee or, at Lessee's request, the third party offeree "as-is" by special warranty deed, subject to all matters of record (except for any consensual liens granted by Lessor other than those granted by Lessor at the request of Lessee), and without representation or warranty.

          D.    Costs. Lessee shall be solely responsible for the payment of all Costs resulting from any proposed purchase pursuant to this Section 53, regardless of whether the purchase is consummated, including, without limitation, to the extent applicable, the cost of title insurance and endorsements, including, survey charges, stamp taxes, mortgage taxes, transfer taxes and fees, escrow and recording fees, taxes imposed on Lessor as a result of such purchase, the attorneys' fees of Lessee and the reasonable attorneys' fees and expenses of counsel to Lessor.

          E.    Termination of Right. NOTWITHSTANDING ANYTHING TO THE CONTRARY, LESSEE'S RIGHTS UNDER THIS SECTION 53 SHALL TERMINATE AND BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT IF (i) LESSEE FAILS TO EXERCISE THE RIGHT GRANTED PURSUANT TO THIS SECTION 53, AND THE SALE TO THE THIRD PARTY PURCHASER IS CONSUMMATED; (ii) THIS LEASE TERMINATES OR THE LEASE TERM EXPIRES; (iii) THE PROPERTIES ARE SOLD OR TRANSFERRED PURSUANT TO THE EXERCISE OF A PRIVATE POWER OF SALE OR JUDICIAL FORECLOSURE OR ACCEPTANCE OF A DEED IN LIEU THEREOF; OR (iv) LESSEE SHALL BE IN DEFAULT OF ANY OF THE TERMS AND CONDITIONS OF THIS LEASE OR IF ANY CONDITION SHALL EXIST WHICH UPON THE GIVING OF NOTICE OR THE PASSAGE OF TIME, OR BOTH, WOULD CONSTITUTE A DEFAULT BY LESSEE UNDER THIS LEASE. IN ANY SUCH EVENT, LESSEE SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LESSOR SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS RIGHT UNDER THIS SECTION 53.

          F.     Attornment. If Lessee does not deliver its Rejectable Purchase Offer to purchase any of the Properties and such Properties are transferred to a third party purchaser, Lessee will attorn to any third party purchaser as Lessor so long as such third party purchaser and Lessor notify Lessee in writing of such transfer. At the request of Lessor, Lessee will execute such documents confirming the agreement referred to above and such other agreements as Lessor may reasonably request, provided that such agreements do not increase the liabilities and obligations of Lessee hereunder.

          G.    Exclusions. The provisions of this Section 53 shall not apply to or prohibit (i) any mortgages or other hypothecation of Lessor's interest in the Properties; (ii) any sale of the Properties pursuant to a private power of sale under or judicial foreclosure of any mortgage or other security instrument or device to which Lessor's interest in the Properties is now or hereafter subject; (iii) any transfer of Lessor's interest in the Properties to a mortgagee or other holder of a security interest therein or their designees by deed in lieu of foreclosure; (iv) any transfer of the Properties to any governmental or quasi-governmental agency with power of Condemnation; (v) any transfer of the Properties to any Affiliate of Lessor; (vi) any transfers of interests in Lessor by any member, shareholder, partner or other owner to any other member, shareholder, partner or other owner; (vii) any transfers to any Person to whom Lessor sells all or substantially all of its assets; (viii) any transfers to any Person in connection with a the transactions described in Section 26.A of this Lease; or (ix) any transfer of the Properties to any of the successors or assigns of any of the Persons referred to in this Section 53.G.

        54.   Fixed Charge Coverage Ratio. Lessee covenants to Lessor that, except as provided in Section 54.B below, during the Lease Term;

          A.    Lessee shall maintain a corporate level fixed charge coverage ratio (defined in the following sentence as "CFCCR") of at least 1.50:1, as determined as of the last day of each fiscal year of Lessee. The term "CFCCR" shall mean with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (i) the sum of Net Income, Depreciation and Amortization, Interest Expense and Operating Lease Expense, to (ii) the sum of Operating Lease Expense, scheduled principal payments of long term Debt, scheduled maturities of all Capital Leases, dividends and Interest Expense (excluding non-cash interest expense and amortization of non-cash financing expenses). For purposes of calculating the CFCCR, the following terms shall be defined as set forth below:

            "Capital Lease" shall mean all leases of any property, whether real, personal or mixed, by Lessee or any of the other Lessee Entities, as applicable, which leases would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of Lessee. The term "Capital Lease" shall not include any operating lease.

            "Debt" shall mean with respect to Lessee and the other Lessee Entities, collectively, and for the period of determination (i) indebtedness for borrowed money, (ii) subject to the limitation set forth in sub-item (iv) below, obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (iv) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, except for guaranty obligations of Lessee and/or the other Lessee Entities which, in conformity with GAAP, are not included on the balance sheet of Lessee and/or the other Lessee Entities.

            "Depreciation and Amortization" shall mean the depreciation and amortization accruing during any period of determination with respect to Lessee and the other Lessee Entities, collectively, as determined in accordance with GAAP.

            "Interest Expense" shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of Lessee and the other Lessee Entities, collectively, as determined in accordance with GAAP.

            "Net Income" shall mean with respect to the period of determination, the net income or net loss of Lessee and the other Lessee Entities, collectively. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses or non-cash items allocable to the period of determination, (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense, Operating Lease Expense, and (iii) no deductions shall be made for income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP.

          "Operating Lease Expense" shall mean the sum of all payments and expenses incurred by Lessee and the other Lessee Entities, collectively, under any operating leases during the period of determination, as determined in accordance with GAAP.

          B.    If and so long as Lessee fails to maintain a CFCCR of at least 1.50:1, such breach shall be deemed cured if during the period of time that such breach is in effect, Lessee achieves and maintains an aggregate property level fixed charge coverage ratio (defined in the following sentence as the "FCCR") for the Properties (as such term shall be amended as contemplated by the following paragraph) of at least 1.25:1. The term "FCCR" shall mean with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (i) the sum of Net Income, Depreciation and Amortization, Interest Expense, Operating Lease Expense, and internally generated investment charges, to (ii) the sum of the Operating Lease Expense, Capital Lease Expense and the Equipment Payment Amount. For purposes of calculating the FCCR, the following terms shall be defined as set forth below:

            "Capital Lease" shall mean any lease of any property (whether real, personal or mixed) by Lessee with respect to one or more of the Properties which lease would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of Lessee. The term "Capital Lease" shall not include any operating lease or this Lease.

            "Debt" shall mean, as directly related to all of the Properties and the period of determination, (i) obligations of Lessee to pay debt service in respect of indebtedness of Lessee for borrowed money, (ii) obligations of Lessee evidenced by bonds, indentures, notes or similar instruments, (iii) obligations of Lessee to pay the deferred purchase price of property or services, (iv) obligations of Lessee under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (v) obligations of Lessee under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above. The term "Debt" shall not include Lessor's debt with respect to the Properties or otherwise.

            "Depreciation and Amortization" shall mean with respect to all of the Properties the depreciation and amortization accruing during any period of determination with respect to Lessee as determined in accordance with GAAP. The term "Depreciation and Amortization" shall not include Lessor's depreciation and amortization with respect to the Properties or otherwise.

            "Equipment Payment Amount" shall mean for any period of determination the sum of all amounts payable during such period of determination under all (i) leases entered into by Lessee for equipment located at one or more of the Properties and (ii) all loans made to Lessee secured by Lessee's interest in the equipment located at one or more of the Properties.

            "Gross Gas Profits" shall mean the difference between (i) motor vehicle fuel sales or other income arising from the sale of motor vehicle fuel at all of the Properties during the period of determination, minus (ii) the sum of sales tax and the actual costs paid by Lessee for the motor vehicle fuel sold.

            "Gross Sales" means the gross sales, excluding sales tax, arising from all business conducted at all of the Properties by Lessee during the period of determination, as shown on Lessee's income statements or other financial statements.

            "Interest Expense" shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of Lessee directly attributable to one or more of the Properties and all business operations thereon during such period (including interest attributable to Capital Leases), as determined in accordance with GAAP.

            "Net Income" shall mean with respect to all of the period of determination, the gross income of Lessee allocable to all of the Properties less all operating expenses allocable to all of the Properties. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses allocable to the period of determination, (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense and Operating Lease Expense allocable to the period of determination, (iii) charges for related entity services, financings, mark-ups on purchases and other similar charges which are of a nature historically accounted for in Lessee's Store Income Statements shall be excluded, and (iv) no deductions shall be made for (x) income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP, or (y) corporate overhead expense allocable to the period of determination.

            "Operating Lease Expense" shall mean the lease payments incurred by Lessee under any operating leases with respect to one or more of the Properties (including this Lease) and the business operations thereon during the period of determination, as determined in accordance with GAAP.

          Notwithstanding the foregoing, from and after a Securitization, the term "Properties" for purposes of calculating the FCCR shall be deemed amended to include all of the Properties included within such Securitization.

          C.    Amendment of FCCR. Notwithstanding any provision contained herein, Lessor may request at any time Lessee's consent (which consent will not be unreasonably withheld), to amend the FCCR such that it applies to such groups of the Properties as may be selected by Lessor from time to time.

          D.    Securitizations. Notwithstanding the foregoing, Lessor shall have the right to divide the Properties in connection with one or more Securitizations. If any Securitization does not include all of the Properties, Lessee, (i) upon the request of Lessor, shall execute and deliver documentation acknowledging the same, including without limitation, a new lease or new leases evidencing the division but containing the same terms as contained herein, if deemed necessary or appropriate by Lessor, and (ii)  shall maintain with respect to the Properties that are the subject of a Securitization, an aggregate property level FCCR of at least 1.25:1 for all of such Properties, which aggregate property level FCCR requirement shall be in addition to the requirement to maintain an aggregate FCCR of at least 1:25:1 for all of the Properties not subject to a Securitization. To the extent that an aggregate property level FCCR requirement is imposed by Lessor with respect to the Properties that are subject to any Securitization, for the purposes of determining whether or not such aggregate property level FCCR requirement has been satisfied, the definitions relating to the aggregate property level FCCR shall be deemed to be modified as applicable to provide for the calculation of the aggregate property level FCCR for all of the Properties subject to the Securitization and the aggregate property level FCCR for all of the

  Properties that are not subject to the Securitization rather than a calculation of the aggregate property level Fixed Charge Coverage Ratio for all of the Properties.

        55.   Rejectable Substitution Offer. A. Offer. (i) Subject to the fulfillment of all of the conditions set forth in Section 55.B, Lessee shall have the right to deliver a rejectable offer to Lessor (each, a "Rejectable Substitution Offer") to substitute a Substitute Property for a Property (1) if the terms of Section 20 of this Lease permit such substitution (each, a "Casualty/Condemnation Substitution"), (2) in the event of a breach of the FCCR if the provisions of Section 23.A(x) permit such substitution; or (3) at any time after the fourth anniversary of the Effective Date, for any reason (each, a "Discretionary Substitution"); provided, however, that Lessee shall not have any such right if the substitution of the subject Property would cause Lessor to recognize income or gain from a "prohibited transaction" as defined under Section 857(b)(6) of the Code.

            (ii)   Each Rejectable Substitution Offer shall identify the proposed Substitute Property in reasonable detail and contain a certificate executed by a duly authorized officer of Lessee pursuant to which Lessee shall certify that in Lessee's good faith judgment such proposed Substitute Property satisfies as of the date of such notice, or will satisfy as of the date of the closing of such substitution, all of the applicable conditions to substitution set forth in this Section 55. Lessee agrees to deliver to Lessor all of the diligence information and materials contemplated by the provisions of Section 55.B of this Lease within thirty (30) days after the delivery to Lessor of a Rejectable Substitution Offer.

            (iii)  Lessor shall have sixty (60) days from the delivery of a Rejectable Substitution Offer notice satisfying the requirements of the preceding subsection (ii) to deliver to Lessee written notice of its election to either accept or reject the Rejectable Substitution Offer. Lessor's failure to deliver such notice within such time period shall be deemed to constitute Lessor's acceptance of the Rejectable Substitution Offer. If Lessor accepts the Rejectable Substitution Offer or is deemed to have accepted the Rejectable Substitution Offer, then Lessee shall complete such substitution, subject, however, to the satisfaction of each of the applicable terms and conditions set forth in this Section 55.

            (iv)  If Lessor rejects the Rejectable Substitution Offer pursuant to the preceding subsection (iii) for reasons other than that, in Lessor's reasonable judgment, the proposed Substitute Property would not have satisfied the applicable substitution conditions set forth in this Section 55, then:

              (1)   if such rejected Rejectable Substitution Offer was made with respect to a Casualty/Condemnation Substitution, the provisions of Section 20.D(vi) and Section 20.F shall be applicable; and

              (2)   if such rejected Rejectable Substitution Offer was made with respect to a breach of the FCCR (pursuant to Section 23.A(x)) or a Discretionary Substitution, this Lease shall terminate with respect to the Property which Lessee proposed to replace on the next scheduled Base Monthly Rental payment date (the "Early Substitution Termination Date"), provided that Lessee has paid to Lessor all Rental and all other Monetary Obligations then due and payable under this Lease as of such Early Substitution Termination Date. On the Early Substitution Termination Date, and provided that Lessee shall have paid to Lessor all Rental and other Monetary Obligations then due and payable under this Lease as of the Early Substitution Termination Date:

                (I)   the Base Annual Rental then in effect shall be reduced by an amount equal to the product of (x) a fraction, the numerator of which is the original purchase price allocated to such Property, and the denominator of which is the original purchase price for all of the Properties, and (y) the Base Annual Rental then in effect; and

                (II)  all obligations of Lessor and Lessee shall cease as of the Early Substitution Termination Date with respect to such Property; provided, however, Lessee's obligations to Lessor with respect to such Property under any indemnification provisions of this Lease with respect to such Property (including, without limitation, Sections 15.J and 18 of this Lease) and Lessee's obligations to pay any Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the Early Substitution Termination Date shall survive the termination of this Lease with respect to such Property or otherwise.

            Notwithstanding any provision contained in this Section 55.A(iv), this Lease shall continue in full force and effect with respect to all other Properties other than the Property being replaced by the Substitute Property.

          B.    Conditions Precedent. The substitution of a Substitute Property for a Property pursuant to Section 55.A shall be subject to the fulfillment of all of the following terms and conditions:

            (i)    The Substitute Property must:

              (1)   be a Permitted Facility, in good condition and repair, ordinary wear and tear excepted;

              (2)   have, for the twelve (12) month period preceding the date of the closing of such substitution, a FCCR (with the definitions of Section 23.A(x) being deemed to be modified if necessary and applicable to provide for a calculation of the FCCR for each of the Properties on an individual basis rather than on an aggregate basis with the other Properties) of not less than the greater of (I) 1.25:1 or (II) the FCCR for the Property to be replaced; and the substitution must not cause a breach of any FCCR requirement otherwise set forth in this Lease;

              (3)   have a fair market value (determined in accordance with Section 54.E) no less than the greater of (I) the then fair market value of the Property being replaced or (II) the fair market value of such Property as of the Effective Date;

              (4)   have improvements which have a remaining useful life substantially equivalent to, or better than, that of the improvements located at the Property to be replaced;

              (5)   be owned in fee simple by Lessee and be conveyed to Lessor by general warranty deed, free and clear of all liens and encumbrances, except such matters as are reasonably acceptable to Lessor (the "Substitute Property Permitted Exceptions");

              (6)   constitute a real estate asset within the meaning of Section 856(c)(4) of the Code; the income to be recognized from such Substitute Property must be qualifying income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code; and the substitution of Substitute Property will not cause Lessor to have engaged in a "prohibited transaction" as defined under Section 857(b)(6) of the Code; and

              (7)   be located in either (I) a state in which any Property is located, or (II) in another state acceptable to Lessor in Lessor's reasonable discretion (provided, however, Lessor shall not be deemed to be unreasonable in withholding its consent if Lessee does not agree to pay Lessor's additional administrative, legal, accounting or other costs associated with such state).

            (ii)   Lessor shall have inspected and approved the Substitute Property utilizing Lessor's customary site inspection and underwriting approval criteria. Lessee shall have reimbursed Lessor for all of its reasonable Costs incurred with respect to such proposed substitution, including, without limitation, Lessor's third party site inspectors' costs and expenses with respect to the proposed Substitute Property. Lessee shall be solely responsible for the payment of all Costs resulting from such proposed substitution, regardless of whether such substitution is consummated, including, without limitation, the cost of title insurance and endorsements for Lessor, survey charges, stamp taxes, mortgage taxes, transfer fees, escrow and recording fees, the cost of environmental due diligence undertaken pursuant to Section 55.B(v), including, without limitation, the cost of environmental insurance, income and transfer taxes imposed on Lessor as a result of such substitution and the reasonable attorneys' fees and expenses of counsel to Lessee and Lessor;

            (iii)  Lessor shall have received a preliminary title report and irrevocable commitment to insure title by means of an ALTA extended coverage owner's policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the proposed Substitute Property is located) for the proposed Substitute Property issued by a title company selected by Lessor and committing to insure Lessor's good and marketable title in the proposed Substitute Property, subject only to the Substitute Property Permitted Exceptions and containing such endorsements as Lessor may reasonably require;

            (iv)  if requested by Lessor or the Title Company, Lessor shall have received a current ALTA survey of the proposed Substitute Property, the form of which shall be reasonably acceptable to Lessor and sufficient to cause the standard survey exceptions set forth in the title policy referred to in the preceding subsection to be deleted;

            (v)   Lessor shall have completed such environmental due diligence of the proposed Substitute Property as it deems necessary or advisable in its sole discretion, including, without limitation, receiving an environmental insurance policy with respect to such proposed Substitute Property, or to the extent applicable, an endorsement to the Environmental Policy issued by the Environmental Insurer, in form and substance acceptable to Lessor in its sole discretion, and Lessor shall have approved the environmental condition of the proposed Substitute Property in its sole discretion;

            (vi)  Lessee shall deliver, or cause to be delivered, with respect to Lessee and the Substitute Property, such legal opinions as Lessor may reasonably require in form and substance reasonably acceptable to Lessor, limited however, to Lessee and the Substitute Property (but also addressing such matters unique to the Substitute Property as may be reasonably required by Lessor). If any loan made by any lender relating to the Property to be replaced is part of a Securitization, such opinions shall include, without limitation, an opinion of counsel to the rating agencies which have issued ratings in connection with such Securitization that the substitution does not constitute a "significant modification" of such loan under Section 1001 of the Code, otherwise cause a tax to be imposed on a "prohibited transaction" by any REMIC Trust, or cause any material adverse federal income tax consequences;

            (vii) no Event of Default shall have occurred and be continuing under any of the Lease or any other Transaction Documents;

            (viii)   Lessee shall have executed such documents as may be reasonably required by Lessor as a result of such substitution, including amendments to this Lease and the Memorandum of Lease (the "Substitute Documents"), all of which documents shall be in form and substance reasonably satisfactory to Lessor;

            (ix)  the representations and warranties set forth in the Substitute Documents and this Lease shall be true and correct in all material respects as of the date of substitution, and Lessee shall have delivered to Lessor an officer's certificate certifying to that effect;

            (x)   Lessee shall have delivered to Lessor certificates of insurance showing that insurance required by the Substitute Documents is in full force and effect;

            (xi)  the date of the closing of the substitution shall occur no later than twenty (20) days after the date of acceptance (or deemed acceptance) by Lessor of the Rejectable Substitution Offer; and

            (xii) Lessor shall have received evidence satisfactory to Lessor in its sole discretion, that the substitution contemplated in Section 55.A will not adversely affect Lessor's status as a REIT and will not result in unsatisfactory tax or accounting treatment of Lessor, the Properties or the transactions contemplated by the Transaction Documents.

          C.    Satisfaction of Conditions Precedent. Upon satisfaction of the foregoing conditions set forth in Section 55.B and provided Lessor has accepted the Rejectable Substitution Offer or is deemed to have accepted the Rejectable Substitution Offer, (i) the proposed Substitute Property shall be deemed substituted for the Property to be replaced; (ii) the Substitute Property shall be referred to herein as a "Property" and included within the definition of "Properties"; (iii) the Substitute Documents shall be dated as of the date of the substitution; and (iv) Lessor shall convey the Property to be replaced to Lessee or a designee of Lessee "as-is" by quit-claim deed, subject to all matters of record (except for any mortgage corresponding to the Property to be replaced, and any other consensual liens granted by Lessor other than those granted by Lessor at the request of Lessee), and without representation or warranty.

          D.    No Limitations. Notwithstanding the foregoing, nothing in this Section 55 shall be construed as limiting or otherwise adversely affecting the representations, warranties, covenants and characterizations set forth in this Lease, including, without limitation, those provisions set forth in Section 40 of this Lease.

          E.    Fair Market Value. With respect to the determination of fair market value for any purpose under this Lease, if the parties are unable to agree upon the fair market value, then an independent MAI appraiser shall prepare an appraisal of the fair market value of the Properties, including any additions or renovations thereto. In determining the fair market value of the Properties, the appraiser shall utilize the cost, income and sales comparison approaches to value. The highest amount which results from the calculation of each of the cost approach, the income approach, and the sales comparison approach, all as determined in accordance with the provisions of this Section, shall constitute the fair market value of the Properties.

        56.   Securitizations and Other Transactions. A. Lessor's Right to Securitize. As a material inducement to Lessor's willingness to complete the transactions contemplated by this Lease and the other Transaction Documents, Lessee hereby acknowledges and agrees that Lessor may, from time to time and at any time commence, conduct, complete, engage in and/or perform its obligations with respect to any transactions and activities for the purpose of (i) acting or permitting another Person to act as sponsor, settler, transferor or depositor of, or a holder of interests in, one or more Persons or other arrangements formed pursuant to a trust agreement, indenture, pooling agreement, participation agreement, sale and servicing agreement, limited liability company agreement, partnership agreement, articles of incorporation or similar agreement or document; and (ii) permitting one or more of such Persons or arrangements to offer and sell stock, certificates, bonds, notes, other evidences of indebtedness or securities that are directly or indirectly secured, collateralized or otherwise backed by or represent a direct or indirect interest in whole or in part in any of the assets, rights or properties described in Section 26.A of this Lease, in one or more Persons or arrangements holding such assets, rights or properties, or any of them (collectively, the "Securities"), whether any such Securities are privately or publicly offered and sold, or rated or unrated (any combination of which actions and transactions described in both clauses (i) and (ii) in this paragraph, whether proposed or completed, are referred to in this Lease as a "Securitization").

          B.    Cooperation. Lessee shall cooperate fully with Lessor and any Affected Party with respect to all reasonable requests and due diligence procedures and to use reasonable efforts to facilitate such Securitization, including without limitation, providing for inclusion in any prospectus or other Securities offering material such documents, financial and other data, and other information and materials which would customarily be required with respect to Lessee by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Securitization, and Lessee shall indemnify and hold harmless Lessor for any and all liabilities, losses and expenses arising under the Securities Act, or the Exchange Act, in connection with any material misstatement (or alleged misstatement) contained in such information provided in writing (including, without limitation, electronically) by Lessee or its officers, managers, members, employees, or agents, or any omission (or alleged omission) of a material fact by Lessee or its officers, managers, members, employees, or agents, the inclusion of which was necessary to make such written information not misleading, unless such material misstatement or alleged misstatement or omission or alleged omission is caused by Lessor or its directors, officers, managers, members, shareholders, employees, or agents.

          C.    Deliveries. Lessee shall deliver to Lessor, any Affected Party and to any Person designated by Lessor, such statements and audit letters of reputable, independent certified public accountants pertaining to the written information provided by Lessee pursuant to this Section as shall be requested by Lessor or such Affected Party, as the case may be. Lessee also shall deliver to Lessor, any Affected Party and to any Person designated by Lessor or any Affected Party, such opinions of counsel (including without limitation, local counsel opinions), appraisals, environmental reports and zoning letters, or updates of any of the foregoing, as are customarily delivered in connection with Securitizations or as may be required by any rating agency in connection with any Securitization.

[Remainder of page intentionally left blank; signature page(s) to follow]

        IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSOR:
SPIRIT FINANCE CORPORATION, a Maryland limited liability company
	By:	/s/ JEFFREY M. FLEISCHER
	Printed Name	Jeffrey M. Fleischer
Its
LESSEE:
Tax ID:	FLYING J INC., a Utah corporation
	By:	/s/ J PHILLIP ADAMS
	Printed Name	J Phillip Adams
Its

STATE OF	)
	)	SS.
COUNTY OF	)

        The foregoing instrument was acknowledged before me on December     , 2003 by                        ,                         of Spirit Finance Corporation, a Maryland corporation, on behalf of the corporation.

Notary Public
My Commission Expires:

STATE OF	)
	)	SS.
COUNTY OF	)

        The foregoing instrument was acknowledged before me on December     , 2003 by                        ,                         of Flying J Inc., a Utah corporation, on behalf of the corporation.

Notary Public
My Commission Expires:

EXHIBIT A

LEGAL DESCRIPTION

        Attached hereto are true and correct legal descriptions of the Properties.

EXHIBIT B

ENVIRONMENTAL DISCLOSURES

        This Environmental Disclosure will give a brief summary of the environmental history for the Flying J Travel Plazas located in Carnesville, Georgia, Cannonsburg, Kentucky, Spiceland, Indiana and St. Augustine, Florida.

Carnesville, Georgia

  •
  Site History:

1800's to 2000	Family farm with some wooded areas.
1999
Phase I/II conducted by Pentacore Resources, Inc. During the Phase I, it was noted that a service station occupied the property across the street and a Phase II was conducted to determine if impacts may have occurred. No environmental impacts were found.
2001—Present	Flying J Travel Plaza
  •
  Known Environmental Incidents:

            None

  •
  Fuel System:

  1.
  See attached Tank Notification Form.

  2.
  See attached Tightness Tests results.

Cannonsburg, Kentucky

  •
  Site History:

Prior to 1955	Vacant
1955—1967	Dairy Farm
1967—2000	Vacant
2001—Present	Flying J Travel Plaza
  •
  Known Environmental Incidents:

            None

  •
  Fuel System:

  1.
  See attached Tank Notification Form.

  2.
  See attached Tightness Tests results.

Spiceland, Indiana

  •
  Site History:

Prior to 1950	Unknown
1950—2000	Agriculture
2001—Present	Flying J Travel Plaza
  •
  Known Environmental Incidents:

            None

  •
  Fuel System:

  1.
  See attached Tank Notification Form.

  2.
  See attached Tightness Tests results.

St. Augustine, Florida

  •
  Site History:

Prior to 1975	Unknown
1975—1986	Vacant
1986—2000
Texaco Gasoline Station. The truck stop had 3 6,000 gallon underground storage tanks (USTs). These tanks were removed at the end of calendar year 2000 by Flying J Inc. In addition to the 3 USTs, there was a 10,000 gallon above ground storage tank (AST) that was also removed by Flying J Inc. (NOTE: Truck Stop was closed sometime prior to 1999.)
1999	Phase I/II conducted by ATC. No recognized environmental conditions identified.
2001—Present	Flying J Travel Plaza
  •
  Known Environmental Incidents:

  1.
  In 1987, a release of petroleum was reported to the FDEP.

  2.
  In 2001, Flying J Inc removed the USTs and AST. Contaminated soil was encountered in the tank hold. Approximately, 100 tons of soil were removed and disposed of. Minimal groundwater contamination was identified. Benzene concentration of 8.1 ug/l exceeded the limit of 5.0 ug/l in February 2002. A Site Assessment Report prepared by Brown and Caldwell has recommended No Further Action.

  •
  Fuel System:

  1.
  See attached Tank Notification Form.

  2.
  See attached Tightness Tests results.

EXHIBIT C

STIPULATED LOSS VALUE

EXHIBIT D

STATE-SPECIFIC PROVISIONS

  FLORIDA:

        Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the county health public health unit.

  GEORGIA:

        Lessor and Lessee waive any claim or right they may have to claim that this Lease is or should ever be characterized as a "usufruct" under Georgia law.

  INDIANA:

        With respect to those Properties located in the State of Indiana, and without limiting the rights and remedies set forth in Section 23 of this Lease (except as otherwise expressly set forth in the following provisions), Lessee covenants and agrees that all Base Annual Rental and any Additional Rental due Lessor under this Lease shall be payable without relief from applicable valuation and appraisement laws and Lessee hereby waives and relinquishes for itself and its successor and assigns the benefit of such valuation and appraisement laws as now existing in the State of Indiana or as may be subsequently amended, modified or superceded from time to time.

        With respect to those Properties located in the State of Indiana, if the disclosure requirements of the Indiana Responsible Property Transfer Law ("RPTL") apply to the lease transaction contemplated by this Lease, Lessee agrees to comply with RPTL and to timely execute and deliver to Lessor and Lessor's lenders such disclosure documents as may be required by RPTL. Lessor shall reasonably cooperate, at Lessee's sole cost and expense, with Lessee's compliance with the requirements of RPTL. Lessee agrees to place of record any disclosure statement furnished to Lessor or its lenders pursuant to this paragraph and also file simultaneously therewith a true and correct copy of said disclosure statement with the Indiana Department of Management.

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